UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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L.B. FOSTER COMPANY

(Name of Registrant as Specified in Its Charter)

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L.B. FOSTER COMPANY 415 Holiday Drive, Suite 100 Pittsburgh, Pennsylvania 15220

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 23, 2019

To Our Shareholders:

L.B. Foster Company (the “Company”) will hold its Annual Meeting of Shareholders at the Duquesne Club at 325 Sixth Avenue, Pittsburgh, Pennsylvania 15222 on Thursday, May 23, 2019, at 8:30 AM, Eastern Daylight Time (the “Annual Meeting” or the “Meeting”), for the purposes of:

1.Electing a board of eight directors for the ensuing year;

2.Ratifying the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2019; and

3.Advisory approval of the compensation paid to the Company’s named executive officers in 2018.

Shareholders will also be asked to consider and act upon such other business that properly comes before the Annual Meeting.

Shareholders are cordially invited to attend the Annual Meeting. Only holders of record of Company common stock at the close of business on March 21, 2019 will be entitled to vote at the Annual Meeting or at any adjournment or postponement thereof.

U.S. Securities and Exchange Commission rules allow companies to furnish proxy materials to their shareholders over the Internet. This process expedites shareholder receipt of proxy materials and lowers the cost of our Annual Meeting. On or about April 11, 2019, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2019 Proxy Statement and 2018 Annual Report and how to cast your vote. The Notice also includes instructions on how to receive a paper copy of the Annual Meeting materials.

Your vote is important. Whether you plan to attend the Annual Meeting or not, we hope you will vote your shares as soon as possible. Please sign, date, and return your proxy card or voting instruction form or vote by telephone or via the Internet; instructions are included on the Notice, proxy card and voter instruction form. If you plan to attend the Annual Meeting in person, please detach the Admission Ticket from your proxy card and bring it to the Meeting. If you are a beneficial owner of shares held in “street name” through a broker, bank, or other intermediary, please contact your broker, bank, or other intermediary to obtain evidence of ownership and a legal proxy, which you must bring with you to the Meeting.

Patrick J. Guinee

Senior Vice President, General Counsel and

Corporate Secretary

Pittsburgh, Pennsylvania

April 11, 2019

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”). Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Sentences containing words such as “believe,” “intend,” “plan,” “may,” “expect,” “should,” “could,” “anticipate,” “estimate,” “predict,” “project,” or their negatives, or other similar expressions of a future or forward-looking nature generally should be considered forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. We undertake no responsibility to publicly update or revise any forward-looking statement except as required by applicable law.

L.B. FOSTER COMPANY

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of L.B. Foster Company (the “Company”) to be voted at the May 23, 2019 Annual Meeting of Shareholders and at any adjournment or postponement thereof (the “Annual Meeting” or the “Meeting”). This Proxy Statement, the Notice of Internet Availability of Proxy Materials, the proxy card, and our 2018 Annual Report to Shareholders were each made available to shareholders on the Internet, free of charge, at www.proxyvote.com or mailed on or about April 11, 2019.

At the close of business on March 21, 2019, the record date for entitlement to vote at the Meeting (the “Record Date”), there were 10,581,281 shares of common stock outstanding. Only holders of record of our common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting or at any adjournment or postponement thereof. Such shareholders will have one vote for each share held on that date.

The presence, in person or by proxy, of the shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a matter to be acted on at the Annual Meeting will constitute a quorum. Where a shareholder’s proxy or ballot is properly executed and returned but does not provide voting instructions, the shares of such shareholder will nevertheless be counted as being present at the Meeting for the purpose of determining a quorum. Abstentions and “broker non-votes” (as described below) will be counted for purposes of determining a quorum.

If your shares are held in “street name” (i.e. held for your account by a broker or other nominee), you should receive instructions from the holder of record on voting your shares. If a shareholder holds shares beneficially in street name and does not provide the shareholder’s broker with voting instructions, such shares may be treated as “broker non-votes.” Generally, broker non-votes occur when a broker is not permitted to vote on a particular matter without instructions from the beneficial owner and instructions have not been given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as the election of directors and executive compensation matters (for purposes of this Proxy Statement, Proposals 1 and 3), although they may vote their clients’ shares on “routine” proposals, such as the ratification of the independent registered public accounting firm (for purposes of this Proxy Statement, Proposal 2). In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal.

Directors will be elected by a plurality of the votes cast by the holders of the shares voting in person or represented by proxy at the Meeting. Only votes FOR or AGAINST the election of each director nominee under Proposal 1 count as votes cast. Abstentions and broker non-votes are not considered to be votes cast for each director nominee under Proposal 1. Our common stock does not have cumulative voting rights in the election of directors.

The Audit Committee of the Board has appointed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for 2019. The affirmative vote of a majority of the votes cast by the Company’s shareholders entitled to vote shall ratify this appointment. Only votes FOR or AGAINST this proposal count as votes cast. Abstentions and broker non-votes are not considered to be votes cast on this proposal.

The advisory vote to approve the compensation paid to the Company’s named executive officers in 2018 as reported in this Proxy Statement will be determined by the affirmative vote of a majority of the votes cast by the Company’s shareholders entitled to vote. Only votes FOR or AGAINST this proposal count as votes cast. Abstentions and broker non-votes are not considered to be votes cast on this proposal.

If you are a shareholder of record and your form of proxy is properly executed and returned, it will be voted as directed. If no directions are given, the proxy will be voted FOR the election of the eight nominees named herein as directors; FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for 2019; and FOR the approval of the compensation paid to the Company’s named executive officers in 2018 as reported in this Proxy Statement. The proxy grants discretionary authority to vote on other matters that properly come before the Annual Meeting to Lee B. Foster II, Chairman of the Board, and Robert P. Bauer, President and Chief Executive Officer.

The voting instruction form also serves as the voting instructions for the trustees who hold shares of record for participants in the Company’s 401(k) plans. If voting instructions representing shares in the Company’s 401(k) plans are received, but no indication is provided as to how those shares are to be voted, the shares will be counted as being present at the Meeting and will count toward achievement of a quorum. If voting instructions as to the shares in the Company’s 401(k) plans are not received, those shares will be voted in the same proportion as shares in the 401(k) plans for which voting instructions were received.

The cost of soliciting proxies will be borne by the Company. Officers or employees of the Company may solicit proxies by mail, telephone, email, or facsimile. The Company has retained Laurel Hill Advisory Group, LLC for the solicitation of proxies and will pay its fee of $5,500 plus reasonable out-of-pocket expenses.

If you are a shareholder of record, you may vote your shares of Company common stock by telephone or through the Internet. You may also vote your shares by mail or in person. Please see the Notice of Internet Availability of Proxy Materials for instructions on how to access the proxy materials and how to cast your vote.

Votes submitted via the Internet or by telephone must be received by 11:59 PM EDT, on May 22, 2019. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the Annual Meeting. You may change your vote or revoke your proxy at any time by submitting a valid, subsequent vote by telephone or through the Internet, by submitting another properly signed proxy which bears a later date, or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a previously granted proxy; you must also vote your shares.

If you plan on attending the Annual Meeting in person, please detach the Admission Ticket from your proxy card and bring it to the Meeting. If you are a beneficial owner of shares held in “street name” through a broker, bank, or other intermediary, please contact your broker, bank, or other intermediary to obtain evidence of ownership and a legal proxy, which you must bring with you to the Meeting.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

The first proposal item to be voted on is the election of eight directors. The Board of Directors has nominated the following eight people to serve as directors, all of whom are currently serving as directors of the Company. Each director who is elected will hold office until the next annual meeting and generally until the director’s successor is elected and qualified. Information concerning the nominees is set forth below with brief descriptions of each nominee’s qualifications to serve on the Company’s Board of Directors:

Nominee

Robert P. Bauer

Mr. Bauer, age 60, has been a director of the Company since February 2012, when he was appointed President and Chief Executive Officer. Since August 2015, Mr. Bauer has served as a director of Alamo Group, Inc., which designs, manufactures, distributes, and services equipment for infrastructure maintenance, agriculture, and other applications, including truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, and other industrial equipment. Mr. Bauer served as President of Emerson Climate Technologies, Refrigeration Division, a business segment of Emerson Electric Co., a diversified global manufacturing and technology company, (“Emerson”) from June 2011 to February 2012. He also served as President of Emerson Network Power, Liebert Division, from January 2002 through May 2011. Mr. Bauer spent a total of 17 years with Emerson in various senior management positions and became a Group Vice President, Emerson in 2004. Prior to Emerson, he held management positions with Rockwell Automation and Westinghouse Electric.

Qualifications. We believe that Mr. Bauer is qualified to serve as a director because of his vast experience in global manufacturing, worldwide marketing, and new product development. He also has extensive experience with mergers and acquisitions and strategic planning including investments in new technologies.

Lee B. Foster II

Mr. Foster, age 72, has been a director of the Company since 1990 and Chairman since 1998. He was the Chief Executive Officer of the Company from May 1990 until he resigned from such office in January 2002 and remained a Company employee until May 2008. Since 1999, Mr. Foster has been a director of Wabtec Corporation, which manufactures components for locomotives, freight cars, and passenger transit vehicles and provides aftermarket services.

Qualifications. We believe that Mr. Foster is qualified to serve as a director because of his history with the Company and his knowledge of the Company’s current businesses, as well as his corporate governance experience as a member of another public company’s board of directors. In addition, Mr. Foster’s experience brings additional insight to a variety of our business issues.

Nominee

Dirk Jungé

Mr. Jungé, age 70, has been a director of the Company since 2015. He has been the Chairman of Pitcairn Company, a private Pitcairn family holding company, and Pitcairn Trust Company, a Pennsylvania state-chartered trust company, since 1991. Until 2012, he served as Chief Executive Officer of Pitcairn, a recognized global leader in the specialized family office marketplace and has overseen investments in oil and gas and drilling partnerships. Since 2000, he has served as a director of Paramount Resources, Ltd., a public Canadian energy company, with assignments on the corporate governance committee since 2003 and the environmental, health & safety committee since 2011, which he currently chairs. In 2013, he joined the Board of Directors of Freeman Company, a privately-held company and a leader in face-to-face marketing, and currently serves as the Chairman of its compensation committee. Mr. Jungé is also a credentialed Chartered Financial Analyst.

Qualifications. We believe that Mr. Jungé is qualified to serve as a director because of his years of business experience, including in the energy sector and in public and private enterprises, as well as his familiarity with strategic planning, risk management, compensation, finance, and governance matters, which enable him to make a valuable contribution to the Board’s business and compliance oversight functions.

Diane B. Owen

Ms. Owen, age 63, was elected as a director of the Company in May 2002. She served as an independent Board Member and Internal Control Committee Chair of Elliott Group Holdings, a subsidiary of Ebara Corporation, an international company that manufactures and services industrial equipment, from June 2014 to March 2019. She was Senior Vice President – Corporate Audit of H.J. Heinz Company, an international food company, from May 2010 to June 2013 and was Vice President - Corporate Audit of H.J. Heinz Company from April 2000 to May 2010.

Qualifications. We believe that Ms. Owen is qualified to serve as a director of the Company due to her over 30 years of business experience, particularly in accounting and finance. Ms. Owen plays a critical role as Chairman of the Audit Committee and as the Board’s audit committee financial expert. In addition, Ms. Owen’s extensive international business experience enables her to provide valuable insights to the Company in its international business interests.

Nominee

Robert S. Purgason

Mr. Purgason, age 63, has been a director of the Company since December 2014. Since November 2018, he has served as a director of Altus Midstream Company, a natural gas gathering, processing, and transmission company, where he sits on the compensation committee, and has been a principal of Wildfork Midstream, LLC, which acquires and operates midstream oil and gas assets, since August 2018. He served as Senior Managing Director of Kayne Anderson Capital Advisors, LLC, a registered investment advisory company, from March 2017 to November 2018. He was Senior Vice President of The Williams Companies (“Williams”) from January 2015 through February 2017, leading the Williams operating area that encompasses the assets and operations of Access Midstream, including natural gas gathering and processing. During that period, Mr. Purgason was a director of Williams Partners, and also served as Chief Operating Officer of the general partner of Access Midstream from 2012 to 2015. Prior to joining Access Midstream, Mr. Purgason spent five years at Crosstex Energy Services, L.P. and was promoted to Senior Vice President-Chief Operating Officer in November 2006. Prior to Crosstex, Mr. Purgason spent 19 years with The Williams Companies in various senior business development and operational roles of increasing responsibility. Mr. Purgason began his career at Perry Gas Companies in Odessa, Texas working in all facets of the natural gas treating business.

Qualifications. We believe that Mr. Purgason is qualified to serve as a director of the Company because of his extensive experience in, and keen understanding of, the energy industry bringing valuable insight to the Board, particularly with regard to the Company’s operations which include pipe threading and coating as well as blending, injection, and custody transfer metering skids for the oil and gas industry. He also brings board experience which contributes to the corporate governance experience of the Board.

William H. Rackoff

Mr. Rackoff, age 70, has been a director of the Company since 1996. He has served as President of Andritz Asko, Inc., an international company which manufactures custom engineered tooling for the metalworking industry, since September 2018, when ASKO, Inc. was acquired by the Andritz AG, an international technology company and supplier of plants, equipment, and services to hydropower stations, the pulp and paper industry, the metalworking and steel industries, and for solid/liquid separation in the municipal and industrial segments. Prior to its acquisition by Andritz, Mr. Rackoff was President and Chief Executive Officer of ASKO, Inc. since 1994.

Qualifications. We believe that Mr. Rackoff is qualified to serve as a director of the Company because of his years of experience in the steel industry and his engineering background which enable him to understand and develop the factors that drive the Company’s performance, including strategy, operations, and finance. Mr. Rackoff, as Chairman of the Compensation Committee, has led the design and development of the Company’s executive incentive programs.

Nominee

Suzanne B. Rowland

Ms. Rowland, age 57, has been a director of the Company since May 2008. Ms. Rowland is the former Group Vice President, Industrial Specialties at Ashland Global Holdings, Inc. a position she held from June 2016 through March 2019 during the final phase of transformation from a holding company to a specialty chemicals company. Previously, she held senior executive positions at Tyco International from 2009 to 2015 and Rohm and Haas Company for over 20 years. She joined the Board of Directors at SPXFLOW in November 2018 and serves on its audit, compensation, and nomination and governance committees. She currently serves as an Overseer of the University of Pennsylvania School of Engineering and Applied Science.

Qualifications. We believe that Ms. Rowland is qualified to serve as a director of the Company because of her broad leadership experience in Fortune 500 global companies. Having served as an operating executive for the last 21 years in chemical, materials, and mechanical and electrical products, Ms. Rowland brings valuable insight into strategic and operational issues important to the Company’s success.

Bradley S. Vizi

Mr. Vizi, age 35, has been a director of the Company since February 2016. He has been Executive Chairman of RCM Technologies, Inc., a public professional staffing and solutions company, since June 2018, having previously served as Chairman of the Board and on the compensation and governance committees, and has been a member of that Board since 2013. He is also the Chief Investment Officer of Convoy Capital, a Los Angeles-based firm specializing in small-cap activism since October 2017. Prior to October 2017, Mr. Vizi was Managing Director of Legion Partners Asset Management, a registered investment advisor, where he served in that capacity since 2012. Prior to founding Legion Partners, Mr. Vizi was an investment professional for Shamrock Capital Advisors, the alternative investment vehicle of the Disney Family from 2007 to 2010. Prior to Shamrock, Mr. Vizi was a member of the private equity group at Kayne Anderson Capital Advisors.

Qualifications. We believe that Mr. Vizi is qualified to serve as a director of the Company because of his public company CEO experience, valuable understanding of capital allocation and public markets, experience in compensation and corporate governance matters, and shareholder perspective regarding enhancing stakeholder value.

The Board nominated the foregoing nominees based upon the recommendation of the Nomination and Governance Committee. The nominees have expressed their willingness to serve as directors, if elected. However, should any of the nominees be unavailable for election, the proxies (except for proxies that withhold authority to vote for directors) will be voted for such substitute nominee or nominees as may be chosen by the Board, or the number of directors may be reduced by appropriate action of the Board.

The Board of Directors recommends that you vote “FOR” each of the foregoing nominees.

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since 1990 and has been appointed by the Audit Committee of the Board as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019. Although the Audit Committee has the sole authority to appoint the Company’s independent registered public accounting firm, as a matter of good corporate governance, the Board is seeking shareholder ratification of this appointment. If the shareholders fail to ratify the selection, the Audit Committee will consider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different firm at any time during the year if the committee determines that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young are expected to be in attendance at the meeting to respond to appropriate questions from shareholders and will have an opportunity to make a statement if they so desire.

The Board of Directors recommends that you vote “FOR” ratification of Ernst & Young LLP’s appointment as the Company’s independent registered public accounting firm for fiscal year 2019.

PROPOSAL NO. 3 - ADVISORY VOTE ON NAMED EXECUTIVE OFFICERS’ 2018 COMPENSATION

At the 2011 and 2017 Annual Meetings, upon recommendation by the Board of Directors, shareholders voted to hold an advisory vote on executive compensation every year.

The following proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation paid to our named executive officers in 2018, as described in this Proxy Statement, and is non-binding upon the Company, our Board, or the Compensation Committee of the Board. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our compensation philosophy, policies, and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are asking our shareholders to vote “FOR” the adoption of the following resolution:

“RESOLVED, that the compensation paid to the named executive officers of L.B. Foster Company (the “Company”), as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders under the heading entitled ‘Executive Compensation,’ is hereby approved.”

The Company’s compensation programs are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of shareholders. The Company’s goal for its executive compensation program is to reward executives who provide leadership for, and contribute to, the Company’s financial success.

While we intend to carefully consider the voting results of this proposal, the final vote is advisory in nature and therefore not binding on the Company, our Board, or the Compensation Committee of the Board.

The Board of Directors recommends that you vote “FOR” approval of the named executive officers’ compensation in 2018, as reported in this Proxy Statement.

STOCK OWNERSHIP

The following table shows the number of shares of common stock beneficially owned on the Record Date by:

•each person who has reported beneficial ownership of more than 5% of the Company’s common stock;

•each current director and nominee for director;

•each Named Executive Officer (“NEO”) included in the Summary Compensation Table on page 40; and

•all directors and executive officers as a group.

Information concerning persons we know to be the beneficial owners of more than 5% of the Company’s outstanding common stock is based upon reports filed with the Securities and Exchange Commission (“SEC”).

Stock Ownership	Number of Shares Owned(a)	Percent of Shares(b)(c)

More Than 5% Shareholders:
Legion Group(d)	1,052,002	9.9%
BlackRock, Inc.(e)	638,964	6.0%
Dimensional Fund Advisors LP(f)	662,448	6.3%

Nominees for Director:
Robert P. Bauer (CEO)	109,391	1.0%
Lee B. Foster II	202,614	1.9%
Dirk Jungé	10,516	*
Diane B. Owen	43,769	*
Robert S. Purgason	38,340	*
William H. Rackoff	64,263	*
Suzanne B. Rowland	22,517	*
Bradley S. Vizi	3,171	*

Named Executive Officers (other than CEO):
James P. Maloney	9,784	*
John F. Kasel	51,236	*
Patrick J. Guinee	25,363	*
Gregory W. Lippard	26,972	*

All Directors and Executive Officers as a Group (15 persons)	660,977	6.2%

________________

*Less than 1% of the Company’s outstanding common stock

(a)This column shows the number of shares with respect to which the named person or group had direct or indirect sole or shared voting or investment power. Unless otherwise noted in the footnotes, each director and NEO has sole voting and investment power with respect to their shares. The column also includes the shares allocated to accounts in the 401(k) plan maintained by the Company (5,973 for Mr. Bauer, 0 for Mr. Maloney, 5,911 for Mr. Kasel, 0 for Mr. Guinee, 1,531 for Mr. Lippard, and 531 for the other executive officers as a group). Mr. Bauer’s holdings include 7,000 shares which are held in trust; Mr. Foster’s holdings include 5,000 shares in a 401(k) plan maintained by a separate company, 17,000 shares which are held in an individual retirement account, and 160,726 shares which are held in trust; Ms. Rowland’s holdings include 1,000 shares held in an IRA; and Mr. Jungé’s holdings include 10,516 shares held in trust. As of May 2017, all Directors were permitted to elect to receive their quarterly cash fees and annual stock award in deferred stock units that would vest six months after their date of separation from the Board. The shareholdings reflected in this column do not include any deferred stock units, which may not be settled for shares of common stock until six months after termination of service from the Board and confer no voting or other shareholder rights upon the director. The deferred stock unit holdings are as follows: Mr. Foster 11,877 deferred units; Mr. Jungé 9,328 deferred units; Mr. Rackoff 7,206 deferred units; Ms. Rowland 7,206 deferred units; and Mr. Vizi 6,157 deferred units.

(b)For Directors and Executive Officers, the percentages in this column are based on the assumption that any shares which the named person has the right to acquire within 60 days after the Record Date have been acquired and are outstanding.

(c)Based on 10,581,281 shares of the Company’s common stock outstanding on March 21, 2019.

(d)The information is based on a Schedule 13D/A filed by Legion Partners, L.P. I (“Legion Partners I”), Legion Partners, L.P. II (“Legion Partners II”), Legion Partners Special Opportunities, L. P. II (“Legion Special II”), Legion Partners, LLC (“Legion Partners”), Legion Partners Asset Management, LLC (“Legion Asset Management”), Legion Partners Holdings, LLC (“Legion Holdings”), Christopher S. Kiper and Raymond White (collectively, the “Legion Group”) on August 16, 2018 with the SEC, reporting beneficial ownership as of August 15, 2018. Legion Partners I has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 610,733 shares. Legion Partners II has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 105,757 shares. Legion Special II has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 324,114 shares. Legion Partners has sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 1,040,604 shares. Legion Asset Management, Legion Holdings, and Messrs. Kiper and White have sole voting and dispositive power with respect to 0 shares and shared voting and dispositive power with respect to 1,052,002 shares. As the general partner of each of Legion Partners I, Legion Partners II and Legion Special II, Legion Partners may be deemed to be the beneficial owner of the shares owned by each. Legion Asset Management, as the investment advisor of each of Legion Partners I, Legion Partners II and Legion Special II, may be deemed the beneficial owner of the shares owned by Legion Partners I, Legion Partners II and Legion Special II. Legion Holdings, as the sole member of Legion Asset Management and managing member of Legion Partners, may be deemed the beneficial owner of the shares owned by Legion Partners I, Legion Partners II and Legion Special II. Each of Messrs. Kiper and White, as managing directors of Legion Asset Management and a managing member of Legion Holdings, respectively, may be deemed the beneficial owners of the shares owned by Legion Partners I, Legion Partners II, Legion Partners Special II and Legion Asset Management. The Investor Agreement with the Legion Group terminated fully in February 2018. The address for each reporting person is 9401 Wilshire Blvd, Suite 705, Beverly Hills, CA 90212.

(e)The information is based on a Schedule 13G filed by BlackRock, Inc. with the SEC on February 8, 2019, reporting beneficial ownership as of December 31, 2018. BlackRock, Inc. reported that it has sole voting power with respect to 617,894 shares of the Company’s common stock, sole dispositive power with respect to 638,964 shares of the Company’s common stock and shared voting or dispositive power with respect to 0 shares. The address for the reporting person is 55 East 52nd Street, New York, NY 10055.

(f)The information is based on a Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 8, 2019, reporting beneficial ownership as of December 31, 2018. Dimensional Fund Advisors LP reported that it has sole voting power with respect to 620,168 shares of the Company’s common stock, sole dispositive power with respect to 662,448 shares of the Company’s common stock, and shared voting or dispositive power with respect to 0 shares. The address for the reporting person is Building One, 6300 Bee Cave Road, Austin, TX 78746.

DIRECTOR COMPENSATION – 2018

The following table sets forth our non-employee director compensation for 2018. Directors who are also employees of the Company do not receive any consideration for their service on the Board.

Name	Fees Earned or Paid in Cash ($)[1,2]	Stock Awards ($)[3]	Total ($)
Lee B. Foster II	$117,500	$75,000	$192,500
Dirk Jungé	$57,500	$75,000	$132,500
Diane B. Owen	$67,500	$75,000	$142,500
Robert S. Purgason	$57,500	$75,000	$132,500
William H. Rackoff	$70,000	$75,000	$145,000
Suzanne B. Rowland	$63,500	$75,000	$138,500
Bradley S. Vizi	$57,500	$75,000	$132,500

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1On February 23, 2017, the Board of Directors approved a decrease in the non-employee directors annual fee established on May 29, 2015, from $55,000 to $50,000. This caused the annual directors retainer fees to be reduced to the following amounts: $110,000 for the Chairman of the Board; $62,500 for the Chair of the Compensation Committee; $60,000 for the Chair of the Audit Committee; and $56,000 for the Chair of the Nomination and Governance Committee. On February 22, 2018, the Board of Directors approved an increase in the non-employee directors annual fee from $50,000 to $60,000, resulting in the following annual director retainer fees: Chairman of the Board, $120,000; Chair of Compensation Committee, $72,500; Chair of Audit Committee, $70,000; and Chair of Nomination and Governance Committee, $66,000.

2On May 1, 2017, the Board of Directors approved the Non-Employee Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”), which permits participants to elect to defer receipt of their cash and/or equity compensation to a date that is six months after separation from the Board. Since February 25, 2016, non-employee directors have been permitted to make discretionary elections to receive annual cash retainer fees in fully-vested shares of common stock on a quarterly basis or in quarterly installments of cash. Under the Director Deferred Compensation Plan, in lieu of receiving cash fees on a quarterly basis, non-employee directors may make an irrevocable election for each Board year (commencing on the date of each Annual Meeting of Shareholders through the following Annual Meeting of Shareholders) to receive, at his or her sole discretion, all of such director’s annual cash retainer fees in the form of either (i) fully-vested Common Stock, (ii) deferred stock units, or (iii) deferred cash. The cash retainer is divided by four and either (i) with respect to fully-vested Common Stock, issued on each quarterly payment date, with the number of shares determined by dividing the applicable quarterly cash retainer fee by the closing market price per share of the Company’s Common Stock; (ii) with respect to deferred stock units, determined by dividing the applicable quarterly cash retainer fee by the closing market price per share of the Company’s Common Stock and crediting that number of units to the director’s deferred stock account; or (iii) credited to a deferred cash account with interest calculated at the U.S. Prime Rate. Commencing on the date of the May 2017 Annual Meeting of Shareholders, Messrs. Foster, Jungé, and Vizi elected to receive their cash retainers in deferred stock units and the remaining directors elected to receive their cash retainers in cash. Commencing on the date of the May 2018 Annual Meeting of Shareholders, all directors elected to receive their cash retainers in cash. The amounts of retainer fees paid in cash, fully-vested stock, and deferred stock units in 2018 are as follows: Mr. Foster received $90,000 in cash, $0 in fully-vested stock, and $27,500 in deferred stock units; Mr. Jungé received $45,000 in cash, $0 in fully-vested stock, and $12,500 in deferred stock units; Ms. Owen received $67,500 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Purgason received $57,500 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Mr. Rackoff received $70,000 in cash, $0 in fully-vested stock, and $0 in deferred stock units; Ms. Rowland received $63,500 in cash, $0 in fully-vested stock, and $0 in deferred stock units; and Mr. Vizi received $45,000 in cash, $0 in fully-vested stock, and $12,500 in deferred stock units. No director elected to defer cash fees into a deferred cash account.

3On May 24, 2018, each non-employee director serving at that time was awarded an amount of shares of the Company’s Common Stock equal to $75,000 divided by the closing share price per share on the Nasdaq Stock Market on that date, with such shares vesting on the one-year anniversary of the grant date. As with the annual cash retainer fees, under the Director Deferred Compensation Plan, non-employee directors may make an irrevocable election for each Board year (commencing on the date of each Annual Meeting of Shareholders through the following Annual Meeting of Shareholders) to receive, at his or her sole discretion, all of such director’s annual stock award in the form of deferred stock units which would not vest until six months after the respective director’s separation from the Board, subject to the one-year vesting schedule established at grant. Messrs. Foster, Jungé, and Rackoff and Ms. Rowland elected to receive their annual stock award, which amounted to 3,171 shares, in deferred stock units. Ms. Owen and Messrs. Purgason and Vizi received awards of 3,171 shares on the grant date which are only subject to the one-year vesting period. The stock awards are reflected in the “Stock Awards” column of the table and computed in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures). For a discussion of valuation assumptions, see Note 15 of the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees (including out-of-pocket expenses) for professional services rendered by Ernst & Young for 2018 and 2017 for each of the following categories of services are set forth below:

	2017	2018
Audit fees (includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements and consents)	$1,323,000	$1,358,000

Audit-related fees	$0	$0

Tax fees (includes tax compliance, tax planning, and state income tax project work)	$219,145	$229,000

All other fees	—	—

Total fees	$1,542,145	$1,587,000

The Audit Committee reviews summaries of Ernst & Young’s services and related fees and concluded that Ernst & Young’s provision of services during 2017 and 2018 was compatible with maintaining Ernst & Young’s independence. All Ernst & Young services are pre-approved by the Audit Committee.

Policy for Approval of Audit and Permitted Non-Audit Services

The Audit Committee’s policy is to review in advance, and grant any appropriate pre-approvals of (i) all audit services to be performed by the independent auditor and (ii) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and, in connection therewith, to approve all fees and other terms of such engagement, provided that pre-approval of de minimis services shall not be required to the extent provided by, and subject to the requirements of, the Exchange Act. The Audit Committee will consider annually for pre-approval a list of specific services and categories of services, including audit and audit-related services, for the upcoming or current fiscal year. All non-audit services are approved by the Audit Committee in advance in accordance with the policy on a case-by-case basis. Any service that is not included in the approved list of services or that does not fit within the definition of a pre-approved service is required to be presented separately to the Audit Committee for consideration at its next regular meeting or, if earlier consideration is required, by other more expeditious means of communication. If the estimated fees for non-audit services are $50,000 or less, management may obtain approval from the Chairman of the Audit Committee in lieu of full Committee action. In 2018, all Ernst & Young professional fees were pre-approved in accordance with the Company’s pre-approval policies then in place.

CORPORATE GOVERNANCE

The Board, Board Meetings, Independence, and Tenure

Since the 2016 Annual Meeting, the Board size has been eight members. During 2018, the Board held five meetings. The Board has determined that all of the directors, except Mr. Robert P. Bauer, qualify as “independent” as defined by applicable Nasdaq Stock Market (“Nasdaq”) rules, considered the independence criteria set forth in the Nasdaq rules as to compensation committee members before determining the independence of each of the members of the Compensation Committee, and also determined that all members of the Audit Committee qualify as “independent” for purposes of the rules promulgated under the Exchange Act specifically related to audit committee member independence. In making these determinations, the Board concluded that none of its directors (other than Mr. Bauer) has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out a director’s responsibilities. The Company’s Corporate Governance Guidelines do not establish term limits that could deprive the Company of the insight developed by Board members over time, but rather provide for periodic reviews of each incumbent’s performance. Additionally, except for special circumstances as may be determined by the Board, since December 2017, no director may be nominated for reelection to the Board if he or she would be age 75 or older at the time of election.

Board Leadership Structure

Under the Nasdaq rules, Mr. Foster, Chairman of the Board, qualifies as an “independent” director since his employment with the Company ended on May 27, 2008. The Board has evaluated Mr. Foster’s independence in the same manner as all other directors and strongly believes that he is “independent” and that his economic interests are more closely aligned with those of the Company’s shareholders than with those of management. Although the Board does not necessarily object to combining the roles of Chairman of the Board and Chief Executive Officer (“CEO”), the Board has chosen not to combine those positions because it believes that Mr. Foster’s depth of experience and his detachment from management make Mr. Foster the best qualified individual to serve as Chairman of the Board. Since the Chairman of the Board and CEO roles are not combined, the Board has determined there is no need for a “lead independent director” position.

Board Attendance

The Company’s Corporate Governance Guidelines include an expectation that the directors regularly attend shareholders’ meetings. In 2018, each currently serving director attended the 2018 Annual Meeting of Shareholders.

All of the directors attended 100% of the meetings of the Board and the committees on which they served in 2018 (to the extent such directors were serving on the Board or such committees at the times of those meetings).

Board’s Role in Risk Oversight

The Board is actively involved in overseeing risk management. Operational and strategic presentations by management to the Board include consideration of the challenges and risks to the Company’s business, which are discussed by the Board and management. The Board also reviews and discusses management reports which specifically address risk topics. The CEO, assisted by senior management, is the “risk officer” responsible for managing and mitigating the Company’s risks.

In addition, each of our Board committees considers risks that are relevant to the areas within its jurisdiction. For example, the Audit Committee periodically requests that management address critical accounting issues and then considers the impact these issues may have on the Company’s financial position and risk profile. The Audit Committee also assesses the adequacy of internal controls. The Compensation Committee develops executive compensation programs with a view toward providing incentives that are aligned with key performance results, without encouraging excessive risks. On an annual basis, the Nomination and Governance Committee oversees risk by reviewing the structure and function of the Board committees.

Diversity

Although not part of any formal policy, our goal is to maintain a diverse Board, with directors possessing complementary skills and experiences who together can address the issues which affect our Company.

Communications with Directors

Shareholders and other parties interested in communicating directly with the Chairman of the Board or with the non-management directors as a group may do so by writing to L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Chairman of the Board or Attn: Independent Directors; such parties may also email the Corporate Secretary at corporatesecretary@lbfoster.com. The Corporate Secretary of the Company will review all such correspondence and shall regularly forward to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or committees thereof or that otherwise require the Board’s attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing are referred to the Audit Committee Chair who may direct such matters to the Company’s internal audit department or handle them in accordance with procedures established by the Audit Committee for such matters.

Board Committees

Historically, the Board has had three standing committees: the Audit Committee, the Compensation Committee, and the Nomination and Governance Committee, each of which is comprised of independent directors, as defined by applicable SEC and Nasdaq rules. Each of the committees has a written charter approved by the Board. In October 2016, the Board created a Strategy Committee and approved a written charter for its operation.

Audit Committee

The current members of the Audit Committee are Ms. Owen (Chair), Mr. Rackoff, and Ms. Rowland. The Board has determined that Ms. Owen is an “audit committee financial expert” as defined under applicable rules of the SEC.

The Audit Committee, which held five meetings during 2018, one of which was telephonic, is responsible for overseeing, with management, the work and findings of the independent registered public accounting firm, as well as the effectiveness of the Company’s internal auditing department and the adequacy of our internal controls and the accounting principles employed in financial reporting.

The Audit Committee also is responsible for the appointment and compensation of our independent registered public accounting firm and for reviewing and, if appropriate, approving transactions with related persons. The Audit Committee’s Charter is posted on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab.

Compensation Committee

The current members of the Compensation Committee are Messrs. Rackoff (Chair), Jungé, and Vizi and Ms. Owen.

The Compensation Committee, which met on four occasions in 2018, is responsible for approving executive compensation programs, officer compensation (and submits the CEO’s compensation for ratification by the Board), and equity awards to employees. The Compensation Committee has the authority under its charter to delegate its duties and responsibilities (or functions) to one or more members of the Committee or the Board, or to the Company’s officers, when appropriate, but no such delegation shall be permitted if the authority is required by law, regulation, or listing standard to be exercised by the Compensation Committee as a whole or is otherwise prohibited by law, regulation, or listing standard. The Compensation Committee has delegated authority to the Company’s CEO to grant restricted stock awards under the 2006 Omnibus Incentive Plan (the “2006 Omnibus Incentive Plan”) to non-executive employees in an amount not to exceed 15,250 shares. The Compensation Committee’s Charter is available at the Company’s investor relations website lbfostercompany.gcs-web.com under the “Governance” tab.

The Compensation Committee currently uses a “Comparator Group” of nineteen similarly-sized companies based on the recommendation of the Committee’s executive compensation consultant, identified in the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee has authority to engage consultants, legal counsel, and other advisors, and retained Pay Governance, LLC (the “Consultant”) to provide consulting services on the Company’s executive compensation practices and appropriate levels of, and structures for, executive compensation. The use of a consultant provides additional assurance that our executive compensation programs are reasonable, competitive, and consistent with our objectives. The Consultant is engaged directly by the Compensation Committee, regularly participates, as appropriate, in its meetings, including executive sessions of the Committee that exclude management, and advises the Compensation Committee with respect to compensation trends and best practices, plan design, and the reasonableness of compensation awards. In addition, with respect to the CEO, the Consultant prepares specific compensation analyses for the Compensation Committee’s consideration. The CEO does not participate in the development of these analyses. The Consultant has served as the Committee’s independent compensation consultant since 2007, and the Committee believes that its Consultant is able to advise the Compensation Committee independent of management’s influence.

For the year ended December 31, 2018, the Consultant provided no services to the Company other than executive compensation consulting services to the Compensation Committee. The Compensation Committee assessed the independence of the Consultant pursuant to SEC rules and concluded that the Consultant’s involvement does not raise a conflict of interest. At least annually, the Committee reviews the types of advice and services provided by the Consultant and the fees charged for those services. The Consultant reports directly to the Compensation Committee on all executive compensation matters; regularly meets separately with the Compensation Committee outside the presence of management; and speaks separately with the Compensation Committee chair and other Compensation Committee members between meetings, as needed.

The Compensation Committee gives significant weight to the CEO’s recommendations regarding other executive officers’ compensation; such other executive officers are not present when their compensation is being determined. The CEO is not present when his compensation is being finally determined.

Consideration of Risk Within Compensation Arrangements

In designing incentive plans, the Company attempts to mitigate risk by avoiding unintended compensation windfalls. Attention is devoted to avoiding incentives to engage in excessively risky business behavior.

The Compensation Committee has considered whether other elements of the executive compensation program promote risk taking at levels that are unacceptable to the Company. The Committee considered the following factors related to risk:

•Compensation philosophy that targets salaries and incentives at the market median;

•The use of a capital-based performance metric, Return on Invested Capital (“ROIC”), which holds executives accountable for the efficient use of Company capital;

•Short-term and long-term performance-based incentive awards that are capped;

•Long-term equity incentives allocated to two separate vehicles (restricted stock and performance share units) with a performance or time vesting period of at least three years in length;

•The use of a mix of performance metrics in our annual and long-term incentive programs, including ROIC, Working Capital as a Percentage of Sales, Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”) and Compound Annual Growth Rate of Earnings from continuing operations (“Earnings CAGR”);

•Anti-hedging and anti-pledging policies;

•Stock Ownership Policy; and

•Incentive compensation recoupment (“clawback”) provisions.

The Company believes that the above factors, as well as the overall governance and administration of the executive compensation program, serve to manage risk in a manner that is acceptable to the Company and its shareholders and that such compensation policies and practices do not encourage our executives or other employees to take excessive risks that are reasonably likely to have a material adverse effect on the Company.

For more information regarding the Compensation Committee’s processes and procedures for setting executive compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

Nomination and Governance Committee

The current members of the Nomination and Governance Committee are Ms. Rowland (Chair) and Messrs. Jungé, Purgason, and Vizi.

The Nomination and Governance Committee, which met on four occasions in 2018, is responsible for overseeing corporate governance, proposing director nominees to the full Board, recommending which directors should serve on various Board committees, and recommending who should serve as Chairman of the Board and chairman of each of the Board’s committees. The Nomination and Governance Committee also recommends to the full Board appropriate compensation for non-employee directors.

The Nomination and Governance Committee endeavors to maintain a diverse Board consisting of individuals who are financially literate and whose experiences and backgrounds will enable the Board to provide meaningful counsel to, and oversight of, management. The Nomination and Governance Committee recommends to the full Board nominees who will create and maintain a Board that satisfies applicable legal and regulatory requirements. In support of these goals, the Nomination and Governance Committee oversees the directors’ continuing education, which includes seminars focused on strategic and governance issues and discussions with outside advisors. The Nomination and Governance Committee, with the Chairman of the Board, oversees an annual evaluation of the Board’s performance. The Nomination and Governance Committee’s Charter is available on the Company’s investor relations website, lbfostercompany.gcs-web.com under the “Governance” tab

When a vacancy occurs or is anticipated, the Nomination and Governance Committee engages a third-party search firm to identify candidates based upon the needs of the Board, evaluates the complementary skills, experiences, and qualifications of candidates, conducts an interview process, and makes recommendations to the Board of Directors for election.

In selecting nominees for election to the Board, the Nomination and Governance Committee will consider submissions from shareholders and will consider shareholder-recommended nominees with the same weight as other nominees. A shareholder wishing to recommend a nominee may notify the Corporate Secretary or any member of the Nomination and Governance Committee in writing and provide the information required by Section 2.05 of the Company’s Bylaws, including the following:

•Timely written notice to the Corporate Secretary of the Company. The deadlines for providing notice to the Company of a proposed director nomination at our next Annual Meeting are set forth in the Company’s Bylaws and summarized in “Additional Information.”

•The notice provided to the Corporate Secretary must include all information relating to a director nominee that would be required to be disclosed in a proxy statement or other filings, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

•The notice provided to the Corporate Secretary must include a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the shareholder proponent and the beneficial owner, if any, on whose behalf the nomination is made, and each proposed nominee.

•The notice provided to the Corporate Secretary must include a completed and signed questionnaire, representation, and agreement as provided in Section 2.05(c) of the Company’s Bylaws.

•Such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

Submissions should be sent to the Company’s principal executive offices, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, Attn: Corporate Secretary. Please see “Additional Information” on pages 53-54 for the applicable deadlines for submitting proposals relating to director nominations. The foregoing summary of our shareholder director nomination procedures is not complete and is qualified in its entirety by reference to the full text of the Company’s Bylaws that has been publicly filed with the SEC and is available at www.sec.gov.

Non-Employee Director Compensation

The Nomination and Governance Committee determines appropriate levels of compensation for our non-employee directors by reviewing surveys and data from other publicly-traded companies and conferring with other directors, and outside advisors as necessary, to obtain information on competitive compensation practices and uses this information as a tool to determine appropriate levels of non-employee director compensation. The Nomination and Governance Committee then makes recommendations regarding non-employee director compensation to the Board for approval. The Committee commissioned a director compensation assessment that was conducted by Pay Governance, the Compensation Committee’s independent consultant, in February 2018. Pay Governance compared the Company’s directors’ compensation levels and program practices to those of the Company’s comparator group and a broader set of over 150 general industry companies of similar size to L.B. Foster. Pay Governance also informed the Committee of current trends and practices in directors’ compensation, which includes shareholder approval of equity award limits applicable to director grants.

Strategy Committee

On October 26, 2016, the Board created the Strategy Committee, which is currently composed of the following Board members: Messrs. Foster (Chair), Rackoff, Bauer, and Vizi.

The Strategy Committee, which did not meet in 2018, is responsible for assessing strategy to meet the Company’s goals and objectives. In executing its duties, the Strategy Committee shall have all necessary and appropriate resources to discharge its responsibilities, and the members do not currently receive any compensation for such service.

Additional Corporate Governance Matters

Director Education

The Company is committed to providing directors with opportunities and resources for continuing education for corporate governance and business-related issues as may be appropriate, and routinely has third parties provide presentations on current legal, governance, compensation, and accounting matters during Board meetings. The Nomination and Governance Committee disseminates continuing education materials collected by directors and provides time for directors to discuss issues and best practices addressed in seminars or programs with the other directors on a regular basis.

Board Assessment

The Board assesses the effectiveness of the Board and its committees on an annual basis using an anonymous questionnaire, the results of which are reviewed by the Board. The questionnaire addresses topics such as structure and effectiveness of meetings, membership, materials and communications, and director duties and responsibilities. In addition, each director completes an assessment of the performance characteristics of every director and submits it to the Chair, who then addresses the results with each member.

Code of Conduct and Ethics

The Company adopted a policy on the code of conduct and ethics that applies to all the Company’s directors, officers and employees, including its CEO, chief financial officer and chief accounting officer. We have posted a current copy of the policy, entitled “Legal and Ethical Conduct Policy,” on our investor relations website, lbfoster.gcs-web.com under the “Governance” tab.

Ownership Guidelines for Non-Employee Directors

Within five years of first being elected to the Board, the Company’s non-employee directors are expected to own Company common stock equal to four times their respective annual cash compensation for services as a director. This requirement was increased in February 2018 from three times annual cash compensation. All non-employee directors serving in 2018 were compliant with these Guidelines.

Rights Agreement

The Company has not had a rights agreement in place since October 2016.

Transactions With Related Parties

The Company is not aware of any transaction since the beginning of 2018, or any currently proposed transaction, in which the Company was, or is to be, a participant and the amount involved exceeds $120,000 and in which any of the Company’s directors, executive officers, five percent shareholders, or certain family members of any of the foregoing persons or business entities with which such persons are affiliated had or will have a material interest, directly or indirectly. The Company’s written Legal and Ethical Conduct Policy generally addresses the topic of conflicts of interest, which includes transactions qualifying as “related party transactions.” In addition, on an annual basis, the Company requires each director, executive officer, and salaried employee to disclose in writing any situations which may give rise to a conflict of interest. The Company’s Internal Audit Department reviews and summarizes any such disclosures. The Audit Committee Charter provides that the Audit Committee is responsible for reviewing and, if appropriate, approving related party transactions as defined under Item 404 of SEC Regulation S-K.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none are present or past employees or officers of the Company or any of its subsidiaries. No member of the Compensation Committee has had any relationship with the Company requiring disclosure under Item 404 of SEC

Regulation S-K. The Company’s executive officers have not served on the Board or Compensation Committee (or other committee serving an equivalent function) of any other entity, whose executive officers have served on the Company’s Board or Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the SEC and Nasdaq. Officers, directors, and beneficial owners of more than 10% of the Company’s shares are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, we believe that all filing requirements applicable to our officers and directors and 10% beneficial owners were met through December 31, 2018.

Anti-Hedging and Anti-Pledging Policy

The Company’s Insider Trading Policy recognizes that hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit a director, officer, or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer, or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions. That Policy similarly prohibits directors, officers, and other employees from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

In this Compensation Discussion and Analysis (“CD&A”), we summarize the compensation awarded to our executive officers listed in the Summary Compensation Table on page 40. We refer to these executive officers as our “named executive officers” or “NEOs.”

For 2018, the NEOs were:

NAME	TITLE
Robert P. Bauer	President and CEO
James P. Maloney	Senior Vice President, Chief Financial Officer, and Treasurer
John F. Kasel	Senior Vice President, Rail and Construction
Patrick J. Guinee	Senior Vice President, General Counsel, and Corporate Secretary
Gregory W. Lippard	Vice President – Rail Products Sales and Service

Executive Summary

Our Compensation Principles and Objectives

The Company’s Compensation Committee (referred to in this CD&A as the “Committee”) maintains a compensation philosophy that:

•Facilitates the attraction and retention of talented and qualified executives; and

•Seeks to align executive compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate.

To this end, the Company’s executive compensation program is designed to be balanced and reasonable and allow the Company to attract and retain the best talent available. Compensation opportunities are determined with reference to the 50th percentile or median of the market for positions of similar responsibility. In designing our plans, we do not use highly-leveraged incentives that we believe drive risky short-term behavior.

Our Compensation Practices

The Committee has implemented the following practices with respect to the Company’s executive compensation program:

OUR PRACTICES INCLUDE:

☑Committee Independence. The Committee consists of independent directors and reserves time at each meeting to meet in executive session without management present.

☑Independent Compensation Consultant. The Committee has engaged its own independent compensation consultant and annually assesses the consultant’s performance, fees, and independence, including whether any type of conflict of interest exists.

☑Goal Setting and Performance Evaluation for CEO and Other NEOs. The Committee, with the input of the full Board, engages in formal goal setting and performance evaluation processes for both the CEO and other NEOs. The CEO participates in this process with respect to other NEOs.

☑Peer Group. The Committee has established formal selection criteria for its comparator peer group companies listed on page 25 (the “Comparator Group”) and annually evaluates the composition of the Comparator Group to ensure the appropriateness of its component companies.

☑Pay for Performance. Our metrics are reviewed and selected by the Committee from a list of possible metrics authorized by the shareholder-approved 2006 Omnibus Incentive Plan and the Executive Annual Incentive Compensation Plan (the “Annual Plan”).

☑Tally Sheets. In order to make well informed compensation decisions, the Committee reviews tally sheets that include an executive’s current and historical compensation amounts, stock ownership, and retirement amounts, as well as amounts owed by the Company upon various termination scenarios.

☑Double Trigger Change-In-Control. We provide double trigger change-in-control protection to our executive officers, which means they may be entitled to severance of up to one or two times base salary and bonus only in the event of both a change-in-control of the Company and a qualifying employment termination (“double trigger”). Restricted stock awards also provide for double trigger change-in-control vesting.

☑Share Ownership Guidelines. We maintain rigorous share ownership guidelines, which are applicable to all executives and non-employee directors.

☑Clawback Policy. We have a recoupment provision that applies to our incentive arrangements in the event that our financial statements are restated due to material non-compliance with financial reporting requirements and the Committee determines that an incentive award recipient is culpable for such restatement.

☑Risk Mitigation. We mitigate undue risks associated with compensation through the use of caps on potential incentive payments; maintaining clawback provisions, anti-hedging, anti-pledging, and stock ownership policies and guidelines; retention provisions in equity grants; and multiple performance metrics that focus on profitability and capital efficiency.

☑Annual Say on Pay Vote. Our NEO compensation program is presented to shareholders for an advisory vote on an annual basis.

OUR PRACTICES EXCLUDE:

☒Executive Employment Agreements. We do not, as a standard practice, provide executives with employment agreements and currently do not have any in place.

☒Dividend Equivalents on Unearned Performance Share Unit Awards. We do not provide dividends or dividend equivalents on unearned performance share unit (“PSU”) awards.

☒Tax Gross-Ups on Perquisites or Severance. We do not provide any tax gross-up payments to cover personal income taxes on perquisites or severance benefits related to a change-in-control.

☒Hedging and Pledging. We do not permit hedging or pledging transactions in the Company’s stock, pursuant to our Insider Trading Policy.

Elements of Compensation

Executive officers’ compensation includes base salary, annual cash incentive awards, and equity-based long-term incentive awards. The Committee aligns executive officer compensation with the Company’s performance relative to pre-established performance goals based on stated Company financial objectives, which are designed to drive the creation of long-term value for our shareholders. The Committee administers both short-term and long-term incentive compensation plans within its executive compensation structure, and the main features of the executive compensation program are as follows:

•Base salaries, which represent competitive fixed compensation and reflect the executive’s experience, responsibilities, and expertise.

• Short-term cash incentive awards, issued pursuant to the Annual Plan in which payment is contingent on meeting annual financial performance goals that align with an executive’s responsibilities. The Committee authorized the 2018 Annual Plan (the “2018 Annual Plan”). The performance criteria used for the 2018 Annual Plan were:

o2018 Corporate Return on Invested Capital (“ROIC”);1

o2018 Corporate and Operating Unit Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (“EBITDA”);2 and

o2018 Corporate and Operating Unit Working Capital as a Percentage of Sales3,

(Please note that the text of all footnotes is located at the end of the CD&A.)

•Long-term incentive awards are heavily weighted toward performance, with 75% of the target long-term incentive opportunity granted in the form of PSUs that are paid, if earned, based on the achievement of pre-determined corporate level performance goals over a three-year period, and 25% of the target long-term incentive opportunity granted in the form of time-vested restricted stock, which vests ratably in one-third installments over a three-year period from grant. All equity awards are made under the Company’s shareholder-approved 2006 Omnibus Incentive Plan.

•The performance goals used for the 2018 PSU awards were two equally-weighted metrics of 2018-2020 Average ROIC4 and 2018-2020 Compound Annual Growth Rate of Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA CAGR”),5 each measured over a three-year period.

•The 2018 Annual Plan and the 2018 PSUs provide the Committee with the discretion to recoup previously paid awards from individuals whose actions were deemed to have resulted in a restatement or adjustment to the Company’s financial results.

•The Company maintains a Key Employee Separation Plan (the “Separation Plan”) that provides officers with severance in the event of both a change-in-control and qualifying employment termination. The Separation Plan does not contain any single trigger payments or tax gross-ups, and severance is capped at one or two times base salary and bonus, depending on the executive.

Annual and long-term performance goals are approved by the Committee at the beginning of each year after consideration of the Company’s prior year performance, budgeted performance for the performance period, and anticipated market and economic conditions for the performance period.

Results of 2018 Shareholder Vote on Named Executive Officer Compensation

In May 2018, we held a shareholder advisory vote on the compensation paid to our NEOs, which resulted in the approval by a significant margin of the 2017 compensation paid to our NEOs, with approximately 94% of votes cast in favor of our say-on-pay proposal. Based on this feedback, and as the Company evaluated its compensation policies and practices throughout the remainder of 2018, our Board chose to make no significant changes to our existing executive incentive programs.

In connection with the Committee’s determination of 2019 executive compensation, the Company was mindful of the strong support our shareholders expressed for our pay-for-performance philosophy, which is designed to link the compensation paid to our executive officers, including NEOs, to the Company’s financial and share performance in order to ensure that we are delivering value to our shareholders and not merely performing well against our peers.

The remainder of this CD&A is divided into three parts:

1.Summary of 2018 Compensation Arrangements, which provides a brief summary of how the Company determines executive compensation for the NEOs;

2.Overview of Compensation Framework, which reviews in greater detail overall considerations in determining executive pay, as well as the key elements of 2018 executive compensation at the Company; and

3.Other Compensation Practices, which apply to our NEOs’ other compensatory arrangements.

Summary of 2018 Compensation Arrangements

Determining the Chief Executive Officer’s Compensation

The compensation of our CEO, Robert Bauer, consists of three major components: base salary, annual cash incentives, and long-term incentives in the form of equity awards. For 2018, Mr. Bauer’s base salary was increased by 3.6% to $635,000 on March 1, 2018, after remaining unchanged for the three previous consecutive years.

Mr. Bauer’s 2018 annual cash incentive awards were calculated relative to performance goals established at the beginning of the performance period and as described under the 2018 Annual Plan on pages 27-30. As a result of the Company’s performance in 2018, Mr. Bauer earned an aggregate annual cash incentive payout of $627,999, which is included in the Summary Compensation Table on page 40.

Based upon continuing improved business performance, Mr. Bauer’s long-term incentive equity award for 2018 was $800,000, an increase from his 2017 award of $700,000, which was below the median long-term incentive value for the peer group. The 2017 award was an increase from $288,271 in 2016, which was itself a reduction from $915,000 in 2015. The changes were the result of changing business performance, and the Compensation Committee making commensurate changes to Mr. Bauer’s base salary in response to such performance and market conditions. Shares were awarded in accordance with the long-term incentive program as further described on pages 30-32.

Determining Compensation for Other Named Executive Officers

Each of our other NEOs is a leader of an individual business or function of the Company. All report directly to the CEO, except for Mr. Lippard, who reports to Mr. Kasel. The CEO develops the objectives that each individual member of the executive management team is expected to achieve, against which the NEO’s performance is assessed. These objectives are reviewed with the Committee at the beginning of each year and are derived largely from the Company’s annual financial and strategic planning sessions in which the other NEOs participate and the Board reviews. The CEO leads the assessment of each other NEO’s individual performance against these objectives, as well as the Company’s overall performance and the performance of each NEO’s business or function. The CEO then makes a compensation recommendation to the Committee for each NEO, in consultation with the Company’s SVP, Human Resources and Administration. The NEOs, including the CEO, do not participate in the final determination of their own compensation.

As discussed above, the Company’s general process involves using proxy data from the Comparator Group, a compensation survey and the input of the Consultant, to determine competitive compensation levels for the NEOs and the other executive officers of the Company. As with the CEO, the NEOs’ compensation consists of three major components: base salary, annual cash incentives, and long-term incentives in the form of equity awards.

Determination of base salaries for the non-CEO NEOs is described further on page 27. As with the CEO, the 2018 annual cash incentive awards for these NEOs were determined in accordance with the 2018 Annual Plan, as described on pages 27-30, and their long-term incentive equity awards were granted in accordance with the long-term incentive program (the “LTIP”), as described on pages 30-32.

Overview of Compensation Framework

The Company seeks to attract and retain talented and qualified executives through the use of compensation programs that are balanced and competitive. The Committee pursues this goal through its approval of executive officer compensation and, in the case of the CEO, recommending that the Board ratify his compensatory arrangements. The Committee’s executive compensation philosophy is to align compensation with Company performance by rewarding initiative and positive financial and operating results, while being mindful of the current business climate.

The Committee generally aligns executive officer compensation with the Company’s performance in order to drive short-term achievement and create long-term shareholder value. Our compensation program reflects the goals of consistent behavior and balancing short and long-term interests. Due to the Company’s product mix and distinct manufacturing and distribution businesses, our Company does not have true “peers” among publicly-traded companies and, for this reason, the Committee believes that Company-specific performance measures, as opposed to performance goals measured relative to peer company performance, are most appropriate to incentivize management to achieve the business goals of the Company. Further, annual and long-term performance measures include a mix of factors to avoid over-emphasis on any single measure. A significant portion of the executive officers’ potential compensation is variable and earned under incentive plans that are based on the Company’s performance and the value delivered to the Company’s shareholders.

The Use of Market Compensation Data

The Committee’s objective is to pay executives fairly and competitively. Executive pay is measured against a Comparator Group and other market data (described below), to confirm that compensation is within the range of competitive practices.

Each year, to assist in its compensation decisions to determine market rates for overall compensation and each pay component, the Committee reviews market data drawn from the following sources: (i) survey from Willis Towers Watson and (ii) the compensation practices of the Comparator Group.

As stated above, the Committee does not believe the Company has true “peers” among publicly-traded organizations. Accordingly, the Committee reviews the compensation of certain publicly-traded companies that it believes are most comparable to the Company. The Comparator Group was selected based on the following criteria:

•Revenues and assets ranging from approximately one-half to double those of the Company;

•Market capitalization of less than $1.5 billion at the time of review by the Committee;

•Generally less than 4,000 employees;

•Lower gross margins and higher asset turnovers, likely indicating a distribution business element; and

•Industry sector generally composed of materials and industrial companies.

The Committee used the following 19 Comparator Group companies for 2018 executive compensation purposes: Alamo Group, Inc., Ampco-Pittsburgh Corporation, CIRCOR International, Inc., Columbus McKinnon Corporation, Gibraltar Industries, Inc., Gorman-Rupp Company, Haynes International, Inc., Hawkins, Inc., Lydall, Inc., Manitex International, Inc., NN, Inc., American Railcar Industries, Inc., Lindsay Corporation, Orion Group Holdings, Quanex Building Products Corporation, Insteel Industries, Houston Wire & Cable Co., Raven Industries, Inc., and Sterling Construction Co., Inc. This Comparator Group has not changed significantly as used for recent executive compensation determinations.

Role of the Compensation Committee in Establishing Objectives

The Company’s overall executive compensation program is intended to create long-term value by retaining and rewarding outstanding leaders and motivating them to perform at the highest level. Incentives are designed to reward financial and operating performance. After considering the compensation practices of the Comparator Group and the Willis Towers Watson compensation survey, the Committee exercises its judgment in making decisions on individual executive compensation components, including the amount and allocation of compensation. The Committee annually reviews and, if appropriate, adjusts these compensation components based on market and business conditions.

The Committee believes that a significant portion of an executive’s compensation should be delivered through performance-based incentive compensation. Each year, the Committee identifies a variety of financial metrics and establishes rigorous annual and three-year performance goals as the basis for motivating and rewarding executives and aligning compensation with the performance of the Company.

If the Company’s performance exceeds our goals and expectations, the incentive plans pay above the targeted level. If the Company’s performance falls below our goals and expectations, the incentive plans pay either below the targeted level, or nothing if threshold performance is not met. The 2018 Annual Plan and the PSU component of the LTIP include payout limits to prevent excessive payments and discourage executives from engaging in inappropriately risky behavior that may be contrary to the best interests of the Company and its shareholders.

In 2018, potential compensation for current NEOs was allocated among each compensation element as follows:

Notes:

Fixed cash base salary includes base salary earned in 2018 as disclosed in the Summary Compensation Table on page 40.

Annual and long-term incentive percentages are calculated based on salary disclosed in the Summary Compensation Table on page 40, with the annual and long-term incentives being reflected at target.

Compensation Elements

Compensation of our NEOs includes base salary, annual cash incentive awards, and long-term equity awards paid under the LTIP.

Base Salary

As with our CEO, in 2018, base salary amounts for each NEO were established after considering each NEO’s performance and reviewing compensation data from the Comparator Group and other similarly-sized organizations included in the Willis Towers Watson compensation survey. With respect to the Comparator Group and the survey, we targeted the 50th percentile. Additionally, base salaries are reviewed annually for merit-based increases. In 2018, our NEOs received base salary increases that ranged from 3% to 13%. The 13% increase was awarded to Mr. Kasel in recognition of both his performance and newly assigned responsibility for the Construction segment which, in addition to the Rail segment, represents approximately 75% of the business.

2018 Annual Plan

The 2018 Annual Plan was designed to provide performance-based cash compensation for the performance period of January 1, 2018 through December 31, 2018 and align NEO compensation with the achievement of performance goals that support the Company’s business strategy. The Committee approved the following 2018 performance measures and goals for the awards under the 2018 Annual Plan:

•2018 Corporate ROIC

•2018 Corporate and Operating Unit Adjusted EBITDA

•2018 Corporate and Operating Unit Working Capital as a Percentage of Sales

To determine an NEO’s annual incentive opportunity, base salary is multiplied by a target percentage to obtain a target award. Target percentages for each NEO’s position approximate the market median. For this 2018 Annual Plan, each NEO was assigned the following target opportunity expressed as a percentage of base salary:

Name	Target Percentage
Robert P. Bauer	85%
James P. Maloney	50%
John F. Kasel	50%
Patrick J. Guinee	45%
Gregory W. Lippard	40%

The table below illustrates the 2018 performance measures and weighting applicable to the 2018 Annual Plan, as assigned to each NEO:

Performance Metric	Robert P. Bauer	James P. Maloney	John F. Kasel	Patrick J. Guinee	Gregory W. Lippard
Corporate ROIC	15%	15%	---	15%	---
Corporate Adjusted EBITDA	70%	70%	30%	70%	30%
Operating Unit Adjusted EBITDA	---	---	50%	---	50%
Corporate Working Capital as a Percentage of Sales	15%	15%	---	15%	---
Operating Unit Working Capital as a Percentage of Sales	---	---	20%	---	20%

The actual individual payments to NEOs are calculated based on individual NEO target award opportunity multiplied by the actual level of attainment of each performance metric relative to performance goals established at the beginning of the performance period.

The 2018 performance goals and payout percentage for each metric are summarized below:

Corporate ROIC Performance and Payout Ranges
(Messrs. Bauer, Maloney, and Guinee)

2018 ROIC	2018 Payout Range
127.5% and Over	200%
100%	100%
80%	50%
Less than 80%	0%

2018 Actual Attainment	2018 Payout as % of Target
105.7%	120%

Corporate & Operating Unit Adjusted EBITDA Performance and Payout Ranges
(Messrs. Bauer, Maloney, Kasel, Guinee, and Lippard)

2018 Adjusted EBITDA	2018 Payout Range
120% and over	200%
100%	100%
80%	50%
Less than 50%	0%

2018 Actual Attainment	2018 Payout as % of Target
Corporate
100.62%	103%
Rail Products
121.11%	200%
Rail and Construction
90.77%	77%

Corporate and Operating Unit Working Capital as a Percentage of
Sales Performance and Payout Ranges
(Messrs. Bauer, Maloney, Kasel, Guinee, and Kelly)

2018 Working Capital as a % of Sales Goals	2018 Payout Range
86% and under	200%
100%	100%
121.5%	50%
Greater than 121.5%	0%
2018 Actual Attainment	2018 Payout as % of Target
Corporate
89.35%	175%
Rail Products
93.18%	148%
Rail and Construction
101.35%	97%

Corporate ROIC and Actual Performance and 2018 Payout

	2018 Target Performance Goal	2018 Actual Performance	2018 Payout as a % of Target
Mr. Bauer	10.70%	11.31%	120%
Mr. Maloney	10.70%	11.31%	120%
Mr. Guinee	10.70%	11.31%	120%

Corporate Adjusted EBITDA Target and Actual Performance and 2018 Payout

	2018 Target Performance Goal	2018 Actual Performance	2018 Payout as a % of Target
Mr. Bauer	$42,199M	$42,460M	103%
Mr. Maloney	$42,199M	$42,460M	103%
Mr. Kasel	$42,199M	$42,460M	103%
Mr. Guinee	$42,199M	$42,460M	103%
Mr. Lippard	$42,199M	$42,460M	103%

Rail Adjusted EBITDA Income Target and Actual Performance and 2018 Payout

	2018 Target Performance Goal	2018 Actual Performance	2018 Payout as a % of Target
Mr. Lippard	$21,771M	$26,366M	200%

Rail and Construction Adjusted EBITDA Income Target and Actual Performance and 2018 Payout

	2018 Target Performance Goal	2018 Actual Performance	2018 Payout as a % of Target
Mr. Kasel	$38,438M	$34,892M	77%

Corporate Working Capital as a Percentage of Sales Target and
Actual Performance and 2018 Payout

	2018 Target Performance Goal	2018 Actual Performance	Payout as a % of Target
Mr. Bauer	21.9%	19.57%	175%
Mr. Maloney	21.9%	19.57%	175%
Mr. Guinee	21.9%	19.57%	175%

Rail Working Capital as a Percentage of Sales Target and
Actual Performance and 2018 Payout

	2018 Target Performance Goal	2018 Actual Performance	2018 Payout as a % of Target
Mr. Lippard	20.7%	19.29%	148%

Rail and Construction Working Capital as a % of Sales Target and
Actual Performance and 2018 Payout

	2018 Target Performance Goal	2018 Actual Performance	2018 Payout as a % of Target
Mr. Kasel	23.0%	23.31%	97%

Actual cash incentive awards earned and paid to the NEOs under the 2018 Annual Plan in 2018 are included in the Summary Compensation Table on page 40 under the column heading Non-Equity Incentive Plan Compensation.

Long-Term Incentive Plan

2018 Long-Term Incentive Awards

The LTIP under the 2006 Omnibus Incentive Plan provides (i) NEOs with an incentive to remain with the Company, (ii) a means for NEOs to build ownership in the Company, and (iii) alignment with the value of NEOs’ awards and the Company’s long-term financial performance. In 2018, the Committee approved annual grants of equity to each NEO, consisting of two components: time-vested restricted stock and PSUs.

For each NEO, 25% of the target long-term incentive value was granted in the form of time-vested restricted stock, which vests ratably in one-third installments over a three-year period from grant. The average closing price per share of the Company’s common stock during the first 15 calendar days of February 2018 was used to determine the number of shares granted to each executive. The Committee believes that restricted stock awards recognize the cyclicality of the Company’s markets, promote executive retention and build ownership in the Company. Restricted stock also aligns our NEOs’ compensation and Company performance by conditioning a portion of the incentive opportunity upon appreciation of share value.

The remaining 75% of a NEO’s target long-term incentive award for 2018 was distributed in the form of PSUs, with the number of units determined in the same manner as the portion granted in restricted stock for each NEO, including the CEO. The PSUs have a performance period of

January 1, 2018 through December 31, 2020, and will be converted into Company common stock based upon the Company’s achievement of two equally-weighted performance goals of (i) Average ROIC, calculated with reference to the ROIC percentages for each calendar year in the performance period; and (ii) EBITDA CAGR measured over a cumulative three-year performance period. The PSUs are designed to align compensation and Company performance by making our NEOs’ long-term incentive compensation over a three-year performance period contingent upon the Company’s 2018-2020 Average ROIC and EBITDA CAGR.

In 2018, the Committee approved the following target long-term incentive values for each NEO, to be allocated between restricted stock awards and PSUs:

Name	Target ($)
Robert P. Bauer	$800,000
James P. Maloney	$250,000
John F. Kasel	$270,000
Patrick J. Guinee	$170,000
Gregory W. Lippard	$160,000

Based on these target values, the NEOs were awarded the following restricted shares and PSUs:

Name	Restricted Shares	2018-2020 PSUs (at Target)
Robert P. Bauer	7,672	23,014
James P. Maloney	2,397	7,192
John F. Kasel	2,589	7,768
Patrick J. Guinee	1,630	4,890
Gregory L. Lippard	1,534	4,602

The number of PSUs to be earned at the end of the performance period and awarded to a participant in common stock will be determined by multiplying each NEO’s PSU grants by the “Percent of PSUs Earned” (with respect to the Average ROIC component) and the “EBITDA CAGR Award Multiplier” (with respect to the EBITDA CAGR component) shown below, which corresponds to the Company’s achievement of the Average ROIC and EBITDA CAGR performance goals over the 2018 to 2020 performance period, as compared to target.

2018-2020 Average ROIC
Level of Performance	Average ROIC	Percent of PSUs Earned
Below Threshold	Below 10.70%	0%
Threshold	Equal to 10.70%	25%
Target	Equal to 13.70%	100%
Outstanding	Equal to or Greater than 15.7%	200%

EBITDA CAGR

EBITDA Growth Rate	EBITDA Award Multiplier	EBITDA Growth Rate	EBITDA CAGR Award Multiplier
<2%	0	9%	1.80
2%	.20	10%	2.00
3%	.60	11%	2.20
4%	.80	12%	2.40
5%	1.00	13%	2.60
6%	1.20	14%	2.80
7%	1.40	15%	3.00
8%	1.60	15%+	3.00

For more information regarding the 2018 PSU and restricted stock awards granted to our NEOs, please see the Summary Compensation Table and Grants of Plan-Based Awards in 2018.

2016-2018 Performance Share Unit Awards

The performance goals applicable to the PSU awards granted to our NEOs in 2016 were equally weighted as Corporate ROIC and Earnings CAGR, and were measured over a performance period of January 1, 2016 through December 31, 2018. The formulas applicable to each of the Corporate ROIC and Earnings CAGR metrics are described on pages 36 and 38 of our proxy statement filed on April 12, 2017.

Actual Corporate ROIC achievement for the 2016-2018 performance period was derived by averaging the actual ROIC in fiscal years 2016, 2017 and 2018 (0.30%, 6.60%, and 8.30%, respectively). The average ROIC over the 2016-2018 performance period was below threshold at 5.10%, which resulted in no PSUs earned as to this metric. As the Earnings CAGR achievement for the 2016-2018 performance period was negative, no PSUs were earned pursuant to this metric. As a result, there was no payout under the 2016 PSU awards and the awards were cancelled in their entirety, resulting in the fourth consecutive year with no PSU pay-out.

Other Compensation Practices

Retirement Plans

The NEOs participate in the Company’s 401(k) and Profit Sharing Plan (“401(k) Plan”), a defined contribution retirement plan, qualifying under Section 401(k) of the Code, which is available to a broad segment of the Company’s employees. The Company’s contributions for 2018 to the 401(k) Plan with respect to our NEOs are included in the Summary Compensation Table (see page 40); the Company made a discretionary profit-sharing contribution to the 401(k) Plan for 2018 equal to 1.8% of base salary for all NEOs.

The Company also maintains a Supplemental Executive Retirement Plan (the “SERP”) under which executive officers may accrue benefits unavailable under the 401(k) Plan because of Code limitations. These benefits are also included in the Summary Compensation Table and 2018 Non-Qualified Deferred Compensation table (see pages 40 and 44, respectively).

The Company maintains these retirement plans for retention purposes and to provide a competitive opportunity for the Company’s employees to obtain a secure retirement.

No Employment Agreements

The Company does not currently provide its NEOs with formal employment agreements.

Separation Plan and Change-In-Control Arrangements

The Separation Plan provides severance in the event of both a change-in-control of the Company and a qualifying termination of a NEO’s employment, and includes Mr. Bauer as a participant.  The Committee believes that providing severance in these situations is beneficial to shareholders so that executives may remain unbiased when evaluating a transaction that may be beneficial to shareholders, yet could negatively impact their continued employment with the Company. In the event a participant experiences a qualifying employment termination in connection with a change-in-control of the Company, such participant is entitled to receive the participant’s base salary plus the average of the participant’s annual cash bonuses paid or due and payable over the prior three calendar years multiplied by a “Benefit Factor” (subject to execution (and non-revocation) of a release of claims and compliance with confidentiality and one-year non-compete and customer and employee non-solicit obligations).

The participants’ Benefit Factors are as follows:

Benefit Factor
CEO and Senior Vice Presidents	2
Vice Presidents and Controller and CAO	1

Subject to compliance with the obligations in the release, a participant also will be paid $15,000 for outplacement services, and provided medical, dental, and vision insurance for up to 18 months post-employment. A participant will not be entitled to these payments and benefits under the Separation Plan, unless both: (i) a change-in-control has occurred; and (ii) the participant’s employment has been terminated (involuntarily without “cause” or for “good reason”).

Our PSUs and restricted stock award agreements also include change-in-control provisions. In the event of a change-in-control, the Committee may, in its discretion, determine that PSU awards are deemed earned at a target award level on a pro-rated basis (generally based on the number of months elapsed during the applicable performance period prior to the change-in-control). For restricted stock awards granted in 2014 and thereafter, such awards will only vest if an executive experiences a qualifying termination of employment in connection with a change-in-control (double trigger).

Any payment to a participant that would constitute an “excess parachute payment” within the meaning of Section 280G of the Code will cause the payment to be reduced to an amount, which maximizes the aggregate present value of the payment, without causing any payment to be subject to the limitation of deduction under Section 280G.  See pages 49-50 for estimates on the benefits the NEOs would have received if a participant was terminated on December 31, 2018, in connection with a change-in-control.

Stock Ownership Policy

The Company’s Stock Ownership Policy requires our CEO to own stock valued at least 5 times his salary.  Senior Vice Presidents are required to own stock valued at least 2.5 times their respective salaries, and Vice Presidents and the Controller and Chief Accounting Officer are required to own stock valued at least 1.5 times their respective salaries.  The Stock Ownership Policy requires executives to retain 100% of the shares that are earned or that vest (net of tax) at any time while the value of current holdings is below the target requirement.  Shares that count toward the requirement include unvested restricted shares, shares acquired through employee benefit plans, and shares held outright by the executive.  In cases of hardship, the CEO may recommend to the Committee, and the Committee may grant the executive, permission to sell shares even if the Policy requirement has not been met. The Committee believes that such ownership requirements will discourage executives from taking any excessive long-term risks.

Tax Considerations

The Committee has considered the impact of the applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements.  In certain instances, applicable tax laws impose potential penalties on such compensation and/or result in a loss of deduction to the Company for such compensation.

Section 409A.  Participation in, and compensation paid under, the Company’s plans, arrangements and agreements may, in certain instances, result in the deferral of compensation that is subject to the requirements of Section 409A of the Code.  Generally, to the extent that the Company’s plans, arrangements and agreements fail to meet certain requirements under Section 409A of the Code, compensation earned thereunder may be subject to immediate taxation and tax penalties.  It is the intent of the Company that its plans, arrangements and agreements will be structured and administered in a manner that complies with the requirements of Section 409A of the Code (or an exception thereto).Section 162(m).  The Tax Cuts and Jobs Act, enacted in December 2017, resulted in significant changes to Section 162(m) of the Code. For arrangements that are not otherwise grandfathered, performance-based compensation is no longer exempt from the $1,000,000 annual deduction limit that previously applied to performance-based compensation. Because of ambiguities and uncertainties as to the application and interpretation of the scope of the transition relief under the legislation repealing the performance-based compensation exemption from the Section 162(m) deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m), in fact, will.  The Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Right of Recovery (Clawback)

The Company has adopted policies regarding the Committee’s authority to adjust or recover annual incentive or PSU payments or awards if the Committee finds certain recipients of such awards culpable in connection with an accounting restatement due to material non-compliance with financial reporting requirements.

Other Corporate Plans

At various times in the past, the Company has adopted certain employee benefit plans in which NEOs have been permitted to participate. The Company also provides certain executive officers with life, and long-term disability programs.  The incremental cost to the Company of our NEOs’ benefits provided under these programs is included in the Summary Compensation Table (see page 40).  Benefits under these plans are not directly or indirectly tied to Company performance.

The Company also provides limited perquisites to the NEOs, which may include car allowances or use of a leased car, financial planning services, and membership in athletic or social clubs. The Company’s incremental costs for these perquisites are included in the Summary Compensation Table.

Footnote Definitions for Section: Executive Compensation

1”2018 Corporate ROIC” means, with respect to the Company for the 2018 fiscal year: (a) pre-tax earnings from continuing operations before interest income and interest expense and amortization charges, divided by (b) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles. ROIC will be expressed as a percentage and shall be determined without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the 2018 fiscal year, (iii) any costs related to purchase accounting step up in the basis of tangible or intangible assets not classified as amortization, (iv) the impact of all assets and liabilities purchased or incurred as a result of an acquisition, (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) related to the unsuccessfully attempted acquisition of a business during the 2018 fiscal year, (vi) any on-going and/or one-time costs and/or expenses associated with the successful or unsuccessful sale of a business or investment (exclusive of employee travel), (vii) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a participant’s award, (viii) the reported results (as well as the results of operations and financial position) of an acquisition completed in the 2018 fiscal year, (ix) a reclassification of an operating unit or an investment to “Discontinued Operations” or “Held for Sale”, if not sold during the annual performance period and (x) the gain or loss on sale of a business or the sale of assets outside of the ordinary course of business. Notwithstanding the foregoing, in the event that a business or an investment is sold during the 2018 fiscal year, such business’ target and adjusted actual results shall be eliminated from all calculations. The ROIC calculation will be rounded to the nearest tenth of a percent.

2”2018 Corporate and Operating Unit Adjusted EBITDA” (Earnings before interest, taxes, depreciation, and amortization) means with respect to the Company or an Operating Unit, for the 2018 fiscal year, determined in accordance with generally accepted accounting principles, including the applicable LIFO charge or credit (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense. Adjusted EBITDA will be calculated without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the 2018 fiscal year,

(iii) any costs related to the purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation or amortization, (iv) any on-going and/or one-time costs and/or expenses related to the unsuccessfully attempted acquisition of a business during the 2018 fiscal year (exclusive of employee travel), (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) associated with the sale or attempted sale of a business or investment in the 2018 fiscal year, (vi) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a participant’s award, (vii) the costs of the 2018 Annual Plan for domestic Operating Units, (viii) the impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero, (ix) the reported results of an acquisition (as well as results of operations and financial position) completed in the fiscal year, (x) a reclassification of an operating unit or investment to “Discontinued Operations” or “Held for Sale”, if not sold during the annual performance period, and (xi) the gain or loss on sale of a business or assets outside of the normal course of business. Notwithstanding the foregoing, in the event that a business or an investment is sold during the annual performance period, such business’ target and adjusted actual results will be eliminated from all calculations.

3”2018 Corporate and Operating Unit Working Capital as a Percentage of Sales” means with respect to the Company, or as applicable, for an Operating Unit, for the 2018 fiscal year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales, provided however that all the above items, will be determined without regard to: (i) any on-going and/or one-time costs and/or expenses relating to acquisitions transacted during the 2018 fiscal year, (ii) a reclassification of an operating unit or investment to “Discontinued Operations” or “Held for Sale”, if not sold during the annual performance period, (iii) the impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero, and (iv) the reported results (as well as results of operations and financial position) of an acquisition completed in the 2018 fiscal year. Notwithstanding the foregoing, in the event that a business or an investment is sold during the 2018 fiscal year, such business’ target and adjusted actual results will be eliminated from all calculations.

4”2018-2020 Average ROIC” means, with respect to any calendar year: (A) pre-tax earnings from continuing operations before interest income and interest expense and amortization charges, divided by (B) an average of month end total assets less the sum of cash, marketable securities, and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles.

ROIC will be expressed as a percentage (%) and calculated annually for the Company for each calendar year in the three-year performance period; provided, however, that ROIC shall be determined without regard to: (i) the effect of changes in accounting principles; (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the year of acquisition in the performance period; (iii) any costs related to purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation and amortization; (iv) the impact of all assets and liabilities purchased or incurred as a result of an acquisition; (v) any on-going and/or one-time costs and/or expenses related to the unsuccessfully attempted acquisition of a business during the performance period (exclusive of employee travel); (vi) any on-going and/or one-time costs and/or expenses associated with the successful or unsuccessful sale of a business or investment (exclusive of employee travel); (vii) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the number of PSUs earned; (viii) any charges, losses or expenses and the resulting impact to assets and liabilities relating to warranty claims (the “Warranty Matters”); (ix) a reclassification of an operating unit to “Discontinued Operations” or “Held for Sale”, if not sold during the performance period and (x) the reported results (as well as results of operations and financial position) of an acquisition in the calendar year of such acquisition in the performance period.  Notwithstanding the foregoing, (i) in the event that a business is sold during a calendar year in the performance period, the impact of such business’ results will be excluded from the ROIC calculation for such year and (ii) the Committee expressly reserved the right not to exclude the effect of any of the above adjustments if such adjustments would result in an increase in award pay-out.  The “Average ROIC” for the performance period will be calculated by aggregating the ROIC annual percentages and dividing by three (3).  The ROIC result will be rounded to the nearest tenth of a percent.

52018-2020 Compound Annual Growth Rate of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA CAGR) means, the growth rate of EBITDA as measured on a cumulative annual rate of growth over the specified three-year period.  The growth rate is calculated as follows:

(1/3) -1, where “Year 3 EBITDA” is the EBITDA in the final year of the program and “Base Year EBITDA” represents the EBITDA for the year immediately preceding the commencement of the three-year performance period; provided, however, that the EBITDA CAGR will be determined in accordance with generally accepted accounting principles, including the applicable LIFO charge or credit (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense.  Adjusted EBITDA will be calculated without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the fiscal year, (iii) any costs related to the purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation or amortization, (iv) any on-going and/or one-time costs and/or expenses related to the unsuccessfully attempted acquisition of a business during the fiscal year (exclusive of employee travel), (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) associated with the sale or attempted sale of a business in the fiscal year, (vi) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a Participant’s Financial performance award, (vii) the costs of the plan for domestic Operating Units, (viii) the impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero, (ix) the reported results of an acquisition (as well as results of operations and financial position) completed in the fiscal year, (x) a reclassification of an operating unit to “Discontinued Operations” or “Held for Sale”, if not sold during the performance period and (xi) the gain or loss on sale of a business or assets outside of the normal course of business, notwithstanding the foregoing, in the event that a business is sold during the performance period, such business’ target and adjusted actual results will be eliminated from all calculations. In the program, the Base Year EBITDA (January 1, 2017 through December 31, 2017) was $37,962,000.  Should any business listed in the program be sold during the performance period, then the amount of EBITDA attributed to that business will be used to reduce the Base Year EBITDA and any EBITDA earned in the Performance Period will be eliminated as well. Notwithstanding the foregoing, the Committee expressly reserves the right not to exclude the effect of any of the above adjustments if such adjustments would result in an increase in award pay-out.

Included in this Compensation Discussion and Analysis are certain non-GAAP financial measures that management and the Board of Directors use to measure the Company’s performance for incentive compensation purposes. Management and the Board of Directors believe that these measures, considered along with the corresponding GAAP measures, provide management and investors with useful information in understanding our operating results and related incentive compensation programs, as well as in measuring our operating results against the operating results of other companies.

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that incorporate other Company filings, including this Proxy Statement, the following Report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on this review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William H. Rackoff, Chairman

Diane B. Owen

Dirk Jungé

Bradley S. Vizi

SUMMARY COMPENSATION TABLE - 2016, 2017, AND 2018

The following table sets forth information regarding compensation of the Company’s NEOs for the years 2016, 2017, and 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Robert P. Bauer President and CEO	2018	$631,333	---	$865,345	$627,999	$127,562(3)	$2,252,239
	2017	$613,000	---	$666,900	$532,722	$86,554	$1,899,176
	2016	$613,000	---	$610,148	$16,183	$84,657	$1,323,988
James P. Maloney (8) SVP, CFO and Treasurer	2018	$322,875	---	$270,409	$188,749	$38,664(4)	$820,697
	2017	$91,875	---	$225,000	$49,902	$7,762	$374,539
John F. Kasel SVP, Rail and Construction	2018	$340,405	---	$292,068	$154,095	$113,889(5)	$900,457
	2017	$307,133	---	$430,632	$145,274	$51,974	$935,013
	2016	$305,164	---	$486,799	$34,553	$48,645	$875,161
Patrick J. Guinee SVP, General Counsel and Corporate Secretary	2018	$298,080	---	$183,864	$158,018	$55,718(6)	$695,680
	2017	$279,450	---	$363,929	$136,606	$43,166	$823,151
	2016	$276,000	---	$338,621	$4,150	$45,136	$663,907
Gregory W. Lippard VP, Rail Products, Sales and Service	2018	$272,596	---	$173,035	$177,065	$52,906(7)	$675,602
	2017	$256,561	---	$283,911	$97,082	$42,316	$679,880
	2016	$254,141	---	$294,419	$23,091	$49,702	$621,353

________________

(1)For 2018, the amounts represent the aggregate grant date fair value of the time-vested restricted stock awards and the PSUs (2018-2020 performance period) granted in 2018 pursuant to the LTIP, computed in accordance with FASB ASC Topic 718 (“ASC 718”) (excluding the effect of estimated forfeitures). For a discussion of valuation assumptions, see Note 15 of the Company’s 2018 Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. The grant date fair values are calculated using the closing price per share of Company stock on the grant date, February 22, 2018, of $28.20 and for the PSUs, the amounts are based on target performance. Maximum opportunity for the PSUs is $1,622,487 for Mr. Bauer; $507,036 for Mr. Maloney; $547,644 for Mr. Kasel; $344,745 for Mr. Guinee; and $324,441 for Mr. Lippard.

(2)Amounts represent cash awards paid under the Annual Plan. For further information, please see pages 27-30.

(3)For Mr. Bauer, the 2018 amount includes: a 401(k) discretionary profit share contribution; a 401(k) Company match; SERP contribution of $57,547; auto allowance; Company-paid life insurance premium; Company-paid long-term disability premium; club memberships of $23,030; and $13,705 for financial planning services.

(4)For Mr. Maloney, the 2018 amount includes: a 401(k) discretionary profit share contribution of $6,800; a 401(k) Company match of $11,000; SERP contribution of $6,329; an auto allowance of $12,000; Company-paid life insurance premium; and Company-paid long-term disability premium.

(5)For Mr. Kasel, the 2018 amount includes: a 401(k) discretionary profit share contribution; a 401(k) Company match of $11,000; a SERP contribution of $13,637; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium; club membership of $54,809; and $13,705 for financial planning services.

(6)For Mr. Guinee, the 2018 amount includes: a 401(k) discretionary profit share contribution of $6,800; a 401(k) Company match of $11,000; a SERP contribution of $10,336; an auto allowance of $12,000; Company-paid life insurance premium; Company-paid long-term disability premium and $13,705 for financial planning services

(7)For Mr. Lippard the 2018 amount includes: a 401(k) discretionary profit share contribution of $6,800; a 401(k) Company match of $11,000; a SERP contribution of $6,128; an auto allowance of $10,200; Company-paid life insurance premium; Company-paid long-term disability premium; and club membership of $16,748.

(8)Mr. Maloney joined the Company on September 18, 2017.

GRANTS OF PLAN-BASED AWARDS IN 2018

The following table provides information on 2018 Non-Equity and Equity Incentive Plan Awards:

NEO	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Robert P. Bauer	---	269,875	539,750	1,079,500	---	---	---	---	---
	2/22/18	---	---	---	5,178	23,014	57,535	---	648,995
	2/22/18	---	---	---	---	---	---	7,672	216,350

James P. Maloney	---	81,113	162,225	324,450	---	---	---	---	---
	2/22/18	---	---	---	1,618	7,192	17,980	---	202,814
	2/22/1]	---	---	---	---	---	---	2,397	67,595

John F. Kasel	---	86,765	173,530	346,700	---	---	---	---	---
	2/22/18	---	---	---	1,748	7,768	19,420	---	219,058
	2/22/18	---	---	---	---	---	---	2,589	73,010

Patrick J. Guinee	---	67,907	135,813	271,626	---	---	---	---	---
	2/22/18	---	---	---	1,100	4,890	12,225	---	137,898
	2/22/18	---	---	---	---	---	---	1,630	45,966

Gregory W. Lippard	---	55,161	110,321	220,642	---	---	---	---	---
	2/22/18	---	---	---	1,035	4,602	11,505	---	129,776
	2/22/18	---	---	---	---	---	---	1,534	43,259

________________

(1)These amounts reflect the threshold, target and maximum annual cash incentive compensation amounts that could have been earned during 2018 based upon the achievement of the annual performance goals under the Annual Plan, as discussed on pages 27-30. Amounts actually earned and paid under this plan to the NEOs for 2018 are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)These amounts reflect the threshold, target and maximum number of PSUs granted in 2018 pursuant to the LTIP under the Company’s 2006 Omnibus Incentive Plan, as discussed on pages 30-32. The number of PSUs that will ultimately vest will be based on the achievement of the performance goals over the January 1, 2018 to December 31, 2020 performance period.

(3)These amounts reflect time-vested restricted stock awards granted in 2018 pursuant to the LTIP under the Company’s 2006 Omnibus Incentive Plan, as discussed on pages 30-32. The fair market value for these shares on the grant date of February 22, 2018 was $28.20, the closing price per share of the Company’s common stock on that day.

(4)Reflects the grant date fair value of PSU and restricted stock awards determined in accordance with ASC 718. For a discussion of the valuation assumptions, see Note 15 of the Company’s Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for a description of our plans and other compensatory arrangements with our NEOs that are reported in the Summary Compensation Table and Grants of Plan-Based Awards in 2018 table.

OUTSTANDING EQUITY AWARDS AT 2018 FISCAL YEAR-END

Our NEOs held no outstanding stock options at fiscal year-end. The following table sets forth information regarding unvested stock awards awarded to the NEOs as of December 31, 2018:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Robert P. Bauer	17,977	$285,834	150,160	$2,387,544
James P. Maloney	4,259	$67,718	38,918	$618,796
John F. Kasel	21,948	$348,973	49,855	$792,695
Patrick J. Guinee	19,662	$312,626	33,395	$530,981
Gregory W. Lippard	14,376	$228,578	31,355	$498,545

(1)This column includes unvested restricted stock awards granted under the LTIP in 2016, 2017, and 2018. The vesting schedule of these awards is described below:

Name	Grant Date	Vesting Date	Unvested Restricted Stock
2016 Restricted Stock Awards:
Robert P. Bauer	01/25/16	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,071
John F. Kasel	02/17/16	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,653
Patrick J. Guinee	02/17/16	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,150
Gregory W. Lippard	02/17/16	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,078
2017 Restricted Stock Awards:
Robert P. Bauer	02/22/17	3-year graded vesting; vests 33 1/3% per year over 3-year period	8,234
James P. Maloney	09/18/17	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,862
John F. Kasel	02/14/17	4-year graded vesting; vests 50% on the second year and 25% on the third and fourth year	15,000
John F. Kasel	02/22/17	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,706
Patrick J. Guinee	02/14/17	4-year graded vesting; vests 50% on the second year and 25% on the third and fourth year	15,000
Patrick J. Guinee	02/22/17	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,882
Gregory W. Lippard	02/14/17	4-year graded vesting; vests 50% on the second year and 25% on the third and fourth year	10,000
Gregory W. Lippard	02/22/17	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,764
2018 Restricted Stock Awards
Robert P. Bauer	02/22/18	3-year graded vesting; vests 33 1/3% per year over 3-year period	7,672
James P. Maloney	02/22/18	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,397
John F. Kasel	02/22/18	3-year graded vesting; vests 33 1/3% per year over 3-year period	2,589
Patrick J. Guinee	02/22/18	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,630
Gregory W. Lippard	02/22/18	3-year graded vesting; vests 33 1/3% per year over 3-year period	1,534

(2)Based on the Company’s December 31, 2018 closing share price of $15.90 per share.

(3)This column reflects the number of unvested PSU awards granted under the LTIP (for which the performance conditions have not been satisfied) as of December 31, 2018. The unvested PSU awards include the 2017 and 2018 awards as described below:

(3a)the 2017-2019 PSU awards were granted on February 22, 2017. Assuming the achievement of the underlying performance conditions, PSU awards will be settled and paid in shares of the Company’s common stock in the calendar year immediately following the end of the performance period on a date determined in the Compensation Committee’s discretion, but in no event later than March 15, 2020. The number of shares included for these awards assumes maximum performance and includes as follows: Mr. Bauer 92,625 shares; Mr. Maloney 20,938 shares; Mr. Kasel 30,435 shares; Mr. Guinee 21,170 shares; and Mr. Lippard 19,850 shares. The expected performance attainment for the ROIC portion of this grant as of December 31, 2018 is 90%, the expected attainment of the Earnings CAGR portion of this grant is 300%.

(3b)the 2018-2020 PSU awards were granted on February 22, 2018. Assuming the achievement of the underlying performance conditions, PSU awards will be settled and paid in shares of the Company’s common stock in the calendar year immediately following the end of the performance period on a date determined in the Compensation Committee’s discretion, but in no event later than March 15, 2021. The number of shares included for these awards assumes maximum performance and includes as follows: Mr. Bauer 57,535 shares; Mr. Maloney 17,980 shares; Mr. Kasel 19,420 shares; Mr. Guinee 12,225 shares; and Mr. Lippard 11,505 shares. The expected performance attainment for the ROIC portion of this grant as of December 31, 2018 is 113%, the expected attainment of the Earning CAGR portion of this grant is 280%.

(3c)the performance period for the 2016-2018 PSU awards was January 1, 2016 through December 31, 2018. There are no amounts set forth in the table for these awards because threshold performance was not satisfied.

2018 OPTION EXERCISES AND STOCK VESTED

There were no stock options exercised by our NEOs during 2018. The following table discloses the number of stock awards held by our NEOs that vested during 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Robert P. Bauer	11,322	$312,924
James P. Maloney	930	$20,832
John F. Kasel	4,400	$120,753
Patrick J. Guinee	7,001	$197,962
Gregory W. Lippard	2,820	$77,402

________________

(1)With respect to restricted stock, Mr. Bauer received distributions of 2,071 shares on January 25, 2018 at $26.25 (closing price on that day) per share, 4,116 shares on February 22, 2018 at $28.20 (closing price on that day) per share, 3,601 shares on February 26, 2018 at $28.60 (closing price on that day) per share, and 1,534 shares on March 13, 2018 at $25.75 (closing price on that day) per share; Mr. Maloney received a distribution of 930 shares on September 18, 2018 at $22.40 (closing price on that day) per share; Mr. Kasel received distributions of 1,652 shares on February 17, 2018 at $26.60 (closing price on February 16, 2018) per share, 1,352 shares on February 22, 2018 at $28.20 (closing price on that day) per share, 960 shares on February 26, 2018 at $28.60 (closing price on that day) per share, and 436 shares on March 13, 2018 at $25.75 (closing price on that day) per share; Mr. Guinee received a distribution of 1,149 shares on February 17, 2018 at $26.60 (closing price on February 16, 2018) per share, 5,000 shares on February 25, 2018 at $28.75 (closing price on February 23, 2018) per share, 600 shares on February 26, 2018 at $28.60 (closing price on that day) per share, and 252 shares on March 13, 2018 at $25.75 (closing price on that day) per share; and Mr. Lippard received a distribution of 1,078 shares on February 17, 2018 at $26.60 (closing price on February 16, 2018) per share, 882 shares on February 22, 2018 at $28.20 (closing price on that day) per share, 600 shares on February 26, 2018 at $28.60 (closing price on that day) per share, and 260 shares on March 13, 2018 at $25.75 (closing price on that day) per share. No PSUs were earned or distributed in 2018.

2018 NON-QUALIFIED DEFERRED COMPENSATION

The following table discloses the contribution, earnings and balances under the Company’s defined contribution plan that provides for the deferred compensation on a non-qualified tax basis:

Name	Registrant Contributions in 2018(1)	Aggregate Earnings in 2018(2)	Aggregate Balance at December 31, 2018(3)
Robert P. Bauer	$57,547	$7,204	$285,348
James P. Maloney	$6,329	$164	$6,493
John F. Kasel	$13,637	$2,740	$108,539
Patrick J. Guinee	$10,336	$499	$19,773
Gregory W. Lippard	$6,128	$945	$37,444

________________

(1)Amounts represent 2018 Company contributions to the SERP, which are included in the “All Other Compensation” column of the Summary Compensation Table as described on page 40.

(2)Amounts represent interest earned in 2018. In accordance with the SERP, the Company applies interest to the benefit amount using the calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31, 2018 or a one-year annualized Treasury Bill interest rate as of the last Friday of the year, whichever is higher. For 2018, these rates were 1.64% and 2.59%, respectively. The interest rate applied to the benefit in 2018 was 2.59%. The amounts are not included in the Summary Compensation Table, as they are not “above market” or preferential.

(3)Amounts represent total SERP balance as of December 31, 2018. Amounts include Company contributions to the SERP which were previously reported in the Summary Compensation Table for the following fiscal years in which the executive was a NEO (in addition to the amounts noted in footnote 1 above): $20,832 (2017) and $27,298 (2016) for Mr. Bauer; $0 (2017) for Mr. Maloney; $4,157 (2017) and $6,121 (2016) for Mr. Kasel; $789 (2017) and $3,590 (2016) for Mr. Guinee; and $560 (2017) and $2,516 (2016) for Mr. Lippard.

Plan (“SERP”)

The SERP is designed primarily for the purpose of providing benefits for a select group of management or highly compensated employees of the Company and its affiliates and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended. The SERP is an unfunded, unsecured obligation of the Company, the benefits of which will be paid from its general assets.

We established the SERP in order to attract and retain persons that we consider to be important to our success by providing benefits that are not restricted by the statutory limitations imposed on tax-qualified retirement plans by the federal income tax laws. Executives and other eligible individuals are participants in the SERP.

The Compensation Committee has reserved the right to terminate a participant’s participation in the SERP at any time. Additionally, if a participant’s employment with the Company or its affiliates is terminated, or if the Compensation Committee, in its sole discretion, determines that a participant will no longer be a participant, the participant’s participation in the SERP (and such person’s right to accrue any benefits thereunder) will terminate.

The benefit provided under the SERP equals the supplemental retirement contributions credited to the participant’s account under the SERP, if any, as adjusted for interest credits. For each year or portion of a year in which a participant participates in the SERP, the participant may be credited with a matching contribution and/or a profit sharing contribution. The matching contribution is the difference, if any, between (a) the matching contribution that would have been made under the 401(k) Plan if the participant had made elective contributions to such plan sufficient to generate the maximum rate of matching contribution available under such plan, without imposition of any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the same amount with the imposition of such limits. The profit sharing contribution is the difference, if any, between (a) the profit sharing contribution that would have resulted if the applicable percentage rate had been applied on the participant’s compensation without regard to any statutory limits imposed on tax-qualified retirement plans by the federal income tax laws and (b) the actual profit sharing contribution allocated to the participant under the 401(k) Plan. The interest credit is applied by the Company each December 31 to the amounts credited to each participant’s bookkeeping account at the greater of (a) a one-year annualized treasury bill interest rate as reported for the last Friday of each year, or (b) calendar year’s rate of return of Fidelity’s Managed Income Portfolio as of December 31 of such year.

The balance in a participant’s bookkeeping account generally becomes distributable, in the form of a lump sum, following the six-month anniversary of a participant’s separation from service due to involuntary termination by the Company (other than for cause) or retirement upon attainment of age 65 (or 55 with the Compensation Committee’s approval). Distributions may commence sooner for participants who are not considered “key employees” under the federal income tax laws and/or in the event of a participant’s death or separation from service due to disability, as defined in the SERP. No benefits are payable under the SERP if a participant terminates employment for any reason other than those specified above.

If a participant is discharged by the Company for cause (i.e., conduct that is injurious to the Company, conduct which intentionally violates either the Company’s written policies or the reasonable directives of the Company’s CEO, or the commission of a felony), such participant’s rights to any benefits under the SERP will be forfeited. If the Compensation Committee determines that a participant is engaged in conduct detrimental to the interests of the Company or has used or is using trade secrets or other confidential information gained while employed with the Company, the Compensation Committee may, upon written notice to the participant, suspend or forfeit the participant’s right to any benefit under the SERP.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Change-In-Control

As discussed on page 22 and page 33, the Company has established the Separation Plan in order to retain and motivate its executives to focus on the Company’s successful operation, regardless of any real or perceived threat from a change-in-control. In certain circumstances, the Separation Plan provides for severance payments to our NEOs only upon a qualifying termination of employment in connection with a change-in-control. Certain of our stock and incentive plans and programs, and certain of our retirement plans also include change-in-control provisions or additional benefits upon termination. The following discussion explains the effects of termination, both within and outside of the context of a change-in-control, under the Separation Plan, our stock and incentive plans and programs, and our applicable retirement plans.

The payments and benefits detailed below are in addition to (i) any payments and benefits under our plans or arrangements which are offered or provided generally to all salaried employees on a non-discriminatory basis, and (ii) any accumulated vested benefits for each NEO, including those set forth in the 2018 Non-Qualified Deferred Compensation Table.

Termination of Employment - Outside of a Change-in-Control

Termination Provisions Under Our Equity and Annual Compensation Plans and Programs

We provide equity-based and cash-based long-term incentive awards for executives. Please see the Compensation Discussion and Analysis for further details of these programs.

Under the terms of the PSU Awards, in the event an awardee’s employment is terminated during a performance period by reason of death, disability, or retirement (as defined in the 2006 Omnibus Incentive Plan) on or after the one-year anniversary of the commencement of the applicable performance period, the awardee will be entitled to receive a pro-rated payment for any PSU, if earned, based on the number of complete months served by the awardee during such performance period (or the number of remaining months in the performance period, if the awardee commenced employment after the start of the applicable performance period).

The Executive Annual Incentive Compensation Plan provides that, in the event an awardee terminates employment prior to the actual payment of an award, such awardee generally will not be entitled to any payment except in the event of termination by reason of death, disability, or retirement (as such terms are defined in the Executive Annual Incentive Compensation Plan), in which case the awardee will be entitled to receive a pro-rated award reflecting the awardee’s service during the applicable performance period, subject to the Committee’s certification of the achievement of applicable performance goals, among other matters.

Termination Provisions Under Our Supplemental Executive Retirement Plan (“SERP”)

We maintain various retirement programs, including the SERP. There are no additional benefits provided to our NEOs in the event of a termination of employment prior to a change-in-control. Additionally, an executive is not entitled to benefits under SERP if that executive is terminated for “cause” or if the executive terminates employment with the Company, other than pursuant to a retirement (including an early retirement approved by the Company), death, or disability.

Change-In-Control and/or Related Termination of Employment

Change-In-Control Provisions Under the Executive Annual Incentive Compensation Plan

In the event of a Change-in-Control (as defined in the Annual Plan), an awardee will generally be entitled to receive a lump sum cash payment equal to the pro-rated target bonus for the year in which the Change-in-Control occurs, which will be based on the portion of the year that the awardee was employed by the Company prior to the Change-in-Control. The Compensation Committee may, in its sole discretion, determine that an awardee is not entitled to such payment.

Change-In-Control Provisions Under the Key Employee Separation Plan

Cash severance pay. If a NEO’s employment is terminated during the 90-day period prior to, on, or within two years of a change-in-control, either by the executive for good reason or by the Company other than for cause, death, or disability, the executive will receive, in cash as severance pay (in addition to amounts earned by such NEO through the termination date), an amount equal to the product of: the NEO’s benefit factor (as noted on page 40 of this Proxy Statement) times the sum of (x) and (y) below:

(x)the NEO’s base salary at the annual rate in effect on the termination date, plus

(y)his target annual bonus opportunity under the Executive Annual Incentive Compensation Plan for the year in which the termination date occurs, multiplied by the average percentage of target achievement of the past three incentives paid under the Executive Annual Incentive Compensation Plan or, if greater, the three full calendar years ended before the change-in-control.

Continuation of medical and welfare benefits. The NEO will receive the same or equivalent medical, dental, and vision benefits (through the payment of the NEO’s COBRA premiums) received at the date of termination until the earlier to occur of: (i) the NEO reaching the age of 65, (ii) the date the NEO is provided similar benefits by another employer, or (iii) the period to which the NEO is entitled to coverage under COBRA (generally, 18 months).

Outplacement Services. The Company will provide a payment of $15,000 to the NEO to cover outplacement assistant services.

Limitations. To the extent that payments would constitute “excess parachute payments” within the meaning of Section 280G of the Code, such payments will be limited to the maximum amount permitted to be paid without causing any payments to be subject to the limitation of deductions under Section 280G of the Code.

Under the Separation Plan, “Change-In-Control” and “Good Reason” are defined as follows (which definition of “Change-in-Control” is substantially similar as such definition in the 2006 Omnibus Incentive Plan and the Executive Annual Incentive Compensation Plan):

Change-In-Control - shall mean the first to occur, after the effective date of the Separation Plan, of any of the following:

(i)any merger, consolidation, or business combination in which the stockholders of the Company immediately prior to the merger, consolidation or business combination do not own at least a majority of the outstanding equity interests of the surviving parent entity;

(ii)the sale of all or substantially all of the Company’s assets in a single transaction or a series of related transactions;

(iii)the acquisition of beneficial ownership or control (including, without limitation, power to vote) of a majority of the outstanding common stock of the Company by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act, but excluding the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, and any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares); or

(iv)a contested election of directors, as a result of which or in connection with which the persons who were directors of the Company before such election or their nominees cease to constitute a majority of the Board.

Upon the occurrence of a Change-in-Control as provided above, no subsequent event or condition shall constitute a Change-in-Control for purposes of the Separation Plan, with the result that there can be no more than one Change-in-Control under the Separation Plan.

Good Reason - shall mean the Participant’s separation from service by the Participant as a result of the occurrence, without the Participant’s written consent, of one of the following events:

(i)A material reduction in the Participant’s annual Base Pay (as defined in the Separation Plan) (unless such reduction relates to an across-the-board reduction similarly affecting Participant and all or substantially all other executives of the Company and its affiliates);

(ii)The Company makes or causes to be made a material adverse change in the participant’s position, authority, duties or responsibilities which results in a significant diminution in the participant’s position, authority, duties, or responsibilities, excluding any change made in connection with (A) a reassignment to a new job position, or (B) a termination of participant’s employment with the Company for disability, cause, death, or temporarily as a result of participant’s incapacity or other absence for an extended period;

(iii)A relocation of the Company’s principal place of business, or of participant’s own office as assigned to participant by the Company to a location that increases participant’s normal work commute by more than 50 miles; or

(iv)Any other action by the Company that constitutes a material breach of the employment agreement, if any, under which participant’s services are to be performed.

In order for participant to terminate for Good Reason, (A) the Company must be notified by participant in writing within 90 days of the event constituting Good Reason, (B) the event must remain uncorrected by the Company for 30 days following such notice (the “Notice Period”), and (C) such termination must occur within 60 days after the expiration of the Notice Period.

Change-In-Control and Termination Provisions Under Our Equity Compensation Programs

Restricted Stock Grants - Restricted Stock awards granted prior to 2014 generally will become vested immediately prior to a Change of Control (as defined in the 2006 Omnibus Incentive Plan), regardless of whether a participant has been terminated. For restricted stock awards granted in 2014 and thereafter, such awards generally will accelerate and vest only if both a Change of Control occurs prior to the end of the full vesting period and (i) participant experiences an involuntary separation from service by the Company other than due to (A) cause, (B) death, or (C) disability, or the participant terminates for Good Reason within the 90-day period immediately preceding a Change-in-Control, or (ii) the acquiring entity in a Change of Control does not assume awards into a substantially comparable award.

PSU Awards – In the event of a Change-in-Control (as defined in the 2006 Omnibus Incentive Plan), the Compensation Committee may, in its sole discretion, deem that awardees have earned their respective PSU awards at a target award level; provided that the awardee will only be entitled to a pro-rated portion of shares relating to such award based on the ratio of the number of complete months an awardee is employed or serves during the applicable performance period through the date of Change-in-Control (or the number of originally scheduled remaining months in the performance period if the awardee becomes an employee after the start of the performance period).

The following tables detail the incremental payments and benefits (above those already disclosed in this Proxy Statement) to which the NEOs would have been entitled under each termination of employment and change-in-control scenario, assuming the triggering event occurred on December 31, 2018:

Robert P. Bauer	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason(1)	Death	Disability	Retirement	Termination By Company without Cause or by Executive for Good Reason	No Termination of Employment

Lump Sum Severance(1)(2)		$627,999	$627,999	$627,999	$2,091,320
Benefits Continuation (3)					$24,161
Equity Awards (Unvested)		$1,006,113(5)	$1,006,113(5)	$1,006,113(5)	$2,931,017(6)	$ 1,006,113(6)
Outplacement Services					$15,000
SERP(4)	$285,348	$285,348	$285,348	$285,348	$285,348

Total	$285,348	$1,919,460	$1,919,460	$1,919,460	$5,346,846	$1,006,113

James P. Maloney	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	Termination By Company without Cause or by Executive for Good Reason	No Termination of Employment

Lump Sum Severance(1)(2)		$188,749	$188,749	$188,749	$888,593
Benefits Continuation (3)					$34,512
Equity Awards (Unvested)		$248,203(5)	$248,203(5)	$248,203(5)	$ 1,132,715(6)	$248,203 (6)
Outplacement Services					$15,000
SERP(4)	$6,493	$6,493	$6,493	$6,493	$6,493

Total	$6,493	$443,445	$443,445	$443,445	$2,077,313	$248,203

John F. Kasel	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	Termination By Company without Cause or by Executive for Good Reason	No Termination of Employment

Lump Sum Severance(1)(2)		$154,095	$154,095	$154,095	$932,319
Benefits Continuation (3)					$33,596
Equity Awards (Unvested)		$332,742(5)	$332,742(5)	$332,742(5)	$1,500,102(6)	$332,742(6)
Outplacement Services					$15,000
SERP(4)	$108,539	$108,539	$108,539	$108,539	$108,539

Total	$108,539	$595,376	$595,376	$595,376	$2,589,556	$332,742

Patrick J. Guinee	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	Termination By Company without Cause or by Executive for Good Reason	No Termination of Employment

Lump Sum Severance(1)(2)		$154,095	$154,095	$154,095	$810,274
Benefits Continuation (3)					$34,512
Equity Awards (Unvested)		$226,090(5)	$226,090(5)	$226,090(5)	$1,288,089(6)	$226,090(6)
Outplacement Services					$15,000
SERP(4)	$19,773	$19,773	$19,773	$19,773	$19,773

Total	$19,773	$403,881	$403,881	$403,881	$2,167,648	$226,090

Gregory W. Lippard	Non-Change-in-Control				Change-in-Control
NEO - Payments and Benefits	By Company without Cause or by Executive for Good Reason	Death	Disability	Retirement	Termination By Company without Cause or by Executive for Good Reason	No Termination of Employment

Lump Sum Severance(1)(2)		$177,065	$177,065	$177,065	$377,887
Benefits Continuation (3)					$34,512
Equity Awards (Unvested)		$212,169(5)	$212,169(5)	$212,169(5)	$764,531(6)	$212,169(6)
Outplacement Services					$15,000
SERP(4)	$37,444	$37,444	$37,444	$37,444	$37,444

Total	$37,444	$426,678	$426,678	$426,678	$1,299,374	$212,169

________________

(1)The amounts reported represent the cash severance payable under the Separation Plan as described above assuming no reduction would be made for potential excise taxes payable by the NEOs under Sections 280G of the Code. Any such reduction would be determined based on the specific facts of the actual termination event.

(2)The amounts reported under the categories of “Death,” “Disability” and “Retirement” include the amounts payable under the Executive Annual Incentive Compensation Plan.

(3)The amounts reported represent the estimated costs to provide continued medical, dental and vision benefits for up to 18 months under the Separation Plan as described above. The estimate is calculated based on the cost of COBRA for the Company based on each NEO’s benefit elections as of December 31, 2018.

(4)The amounts reported, other than under the categories of “Death,” “Disability,” and “Retirement” assume the NEO was terminated due to involuntary termination by the Company other than for cause.

(5)The amounts reported under the categories of “Death,” “Disability,” and “Retirement” are PSU award values. These values represent the pro rata portion of the anticipated award earned at the end of the performance period compared to target based on the number of complete months served by the awardee during the entire performance period.

(6)The amounts reported assume PSUs vesting at target level and pro-rated for months elapsed as of December 31, 2018 for the thirty-six month performance period, using the Company’s closing price per share on December 31, 2018 of $15.90.

RATIO OF ANNUAL COMPENSATION FOR THE CEO TO OUR MEDIAN EMPLOYEE

Pursuant to Item 402(u) of SEC Regulation S-K, we are required to disclose the ratio of compensation of our principal executive officer (CEO), Mr. Bauer, to our median employee’s annual total compensation. The values are as follows for 2018:

Mr. Bauer’s total annual compensation:	$2,252,239
Median Employee total annual compensation:	$59,038
Ratio of Median Employee’s Compensation to Mr. Bauer:	38:1

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, the Company may identify its median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our 2017 pay ratio disclosure. The Company has reviewed the changes in its employee population and employee compensatory arrangements and, based on that review, determined that there has been no change in our employee population or employee compensatory arrangements that would significantly impact our 2017 pay ratio disclosure and require us to identify a new median employee. As a result, the Company has re-identified the same median employee as it did in its 2017 pay ratio disclosure

We determined our median employee for purposes of our 2017 pay ratio disclosure by using our employee population as of November 27, 2017 and analyzing 2017 year-end earnings using tax forms W2 (U.S.), T4 (Canada), and P60 (U.K.), excluding our CEO. We selected this process to determine our median employee as we believe such accumulated pay reasonably reflects the median employee annual total compensation taking into account all of our employees.

Once we identified our median employee, that employee’s total compensation was calculated using the same methodology required for disclosure of compensation to the CEO in 2018, under the requirements established by the SEC, in the Summary Compensation Table.

The pay ratio reported above is calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. In determining our median employee, we did not use any of the exemptions permitted under SEC rules. Similarly, except as described above, we did not rely on any material assumptions, adjustments (e.g., cost-of-living adjustments), or estimates (e.g., statistical sampling) to identify our median employee or to determine annual total compensation or any elements of annual total compensation for our median employee or the CEO.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

The Audit Committee of the Board of Directors is composed of independent directors and oversees the Company’s financial reporting process on behalf of the Board. The Audit Committee is responsible for the appointment, compensation, and retention of the Corporation’s independent registered public accountants. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2018. The Audit Committee’s Charter is available on the Company’s website (www.lbfoster.com). The Audit Committee held five (one of which was telephonic) meetings during the 2018 fiscal year.

Management is responsible for the Company’s internal controls and for the financial reporting process. With respect to 2018, management advised the Audit Committee that all annual and quarterly financial statements reviewed by the Audit Committee had been prepared in accordance with generally accepted accounting principles.

The Audit Committee met and held discussions with Ernst & Young, who are responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report thereon, regarding the audited financial statements, including a discussion of the quality, not just the acceptability, of the Company’s accounting principles and Ernst & Young’s judgment regarding these matters. The Audit Committee has discussed with the independent registered public accountants the matters required to be discussed relating to the conduct of the audit under the Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence and has discussed with Ernst & Young its independence. The Audit Committee concluded that Ernst & Young’s independence had not been impaired.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accountants the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee discussed the results of Ernst & Young’s quarterly review procedures with the Company’s CEO, CFO, and Controller and with Ernst & Young prior to the Company’s release of quarterly financial information.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

AUDIT COMMITTEE

Diane B. Owen, Chair

William H. Rackoff

Suzanne B. Rowland

ADDITIONAL INFORMATION

Management is not aware, at this time, of any other matters to be presented at the Annual Meeting. If, however, any other matters should come before the meeting or any postponement or adjournment thereof, the proxies will be voted at the discretion of the proxy holders.

If you wish to present a proposal for possible inclusion in our Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the SEC’s rules, you must send the proposal to: Patrick J. Guinee, Senior Vice President, General Counsel, and Corporate Secretary, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220. Shareholder proposals for inclusion in our Proxy Statement for the Annual Meeting of Shareholders to be held in 2020 must conform to the requirements of Rule 14a-8 of the Exchange Act and be received by the Corporate Secretary of the Company on or before December 13, 2019.

Shareholders who wish to bring business before or nominate a person for election as a director at the Company’s 2020 Annual Meeting of Shareholders (other than through a shareholder proposal pursuant to Rule 14a-8 of the Exchange Act) must notify the Corporate Secretary of the Company in writing and provide the information required by the provision of our Bylaws dealing with shareholder proposals. The notice must be delivered to the Corporate Secretary at the principal executive offices of the Company not later than the close of business on the 90th day (February 23, 2020) nor earlier than the close of business on the 120th day (January 24, 2020) prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder, to be timely, must be delivered not earlier than the close of business on the 120th day prior to the 2020 Annual Meeting and not later than the close of business on the later of (i) the 90th day prior to the 2020 Annual Meeting or (ii) the 7th day following the day on which public announcement of the date of such meeting is first made.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 is available to shareholders. A shareholder may obtain a copy of such Annual Report, including the financial statements and the financial statement schedules, free of charge on our website at www.lbfoster.com or by writing to the Investor Relations Department, L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220 (a copy of any exhibits thereto will be provided upon payment of a reasonable charge limited to our cost of providing such exhibits).

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address with the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” is intended to provide extra convenience for shareholders and cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from such shareholders. Once shareholders have received notice from their broker that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent.

If, at any time, shareholders wish to begin, or no longer wish to participate in householding, they should notify their broker if shares are held in a brokerage account. Shareholders of record may request to begin or discontinue householding in the future by contacting our transfer agent, Broadridge, at 1-866-540-7095, by mail to Broadridge; ATTN: Householding Department; 51 Mercedes Way, Edgewood, NY 11717. Upon written or oral request, a separate copy of the Annual Report or Proxy Statement, as applicable, will be sent to a shareholder at a shared address to which a single copy of the documents was delivered. Any such request should be addressed to: Investor Relations Dept., L.B. Foster Company, 415 Holiday Drive, Suite 100, Pittsburgh, PA 15220, or may be made by calling the Company at (412) 928-3417.

Pittsburgh, Pennsylvania
April 11, 2019

L.B. FOSTER COMPANY 415 HOLIDAY DRIVE, SUITE 100 PITTSBURGH, PA 15220-2729 ATTN: INVESTOR RELATIONS

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when accessing the web site and follow the instructions to obtain records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

In order to reduce the costs incurred by our company in mailing proxy materials, shareholders can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that agreement to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have the proxy card in hand when calling and then follow the instructions.

VOTE BY MAIL

Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	E68768-P22657	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

L.B. FOSTER COMPANY	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends voting FOR the following:	☐	☐	☐

1. Election of Directors

Nominees:

01) Robert P. Bauer 05) Robert S. Purgason
02) Lee B. Foster II 06) William H. Rackoff
03) Dirk Jungé 07) Suzanne B. Rowland
04) Diane B. Owen 08) Bradley S. Vizi

The Board of Directors recommends voting FOR proposals 2 and 3.				For	Against	Abstain

2. Ratify appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2019.				☐	☐	☐

3. Advisory approval of the compensation paid to the Company's named executive officers in 2018.				☐	☐	☐

NOTE: The proxies are also authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate any plan to attend this meeting.	☐	☐

Please sign exactly as the holder's name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)		Date

Bring this admission ticket to the meeting on May 23, 2019. Do not mail.

This admission ticket admits the holder to the meeting. Persons will not be let into the meeting without an admission ticket or
other proof of stock ownership as of March 21, 2019, the record date.

ADMISSION TICKET
L.B. FOSTER COMPANY

2019 Annual Meeting of Shareholders
May 23, 2019
8:30 A.M. Eastern Daylight Time
DUQUESNE CLUB
325 Sixth Avenue
Pittsburgh, PA 15222

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on May 23, 2019:

The proxy statement and 2018 Annual Report to Shareholders are available at www.proxyvote.com.

E68769-P22657

ANNUAL MEETING OF SHAREHOLDERS
May 23, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder(s) hereby appoint(s) Lee B. Foster II and Robert P. Bauer, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of L. B. Foster Company that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:30 AM, Eastern Daylight Time on May 23, 2019, at the Duquesne Club, 325 Sixth Avenue, Pittsburgh, PA 15222, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE TO THE BOARD OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE